Exhibit 2.1

Date:            30 May 2021

Share Sale and Purchase Agreement

Oscar Aluminium Pty Ltd ACN 650 523 621

and

Clarus Corporation

and

Cropley Nominees Pty Ltd ACN 122 680 559

and

Richard Cropley

and

Hugh Cropley

and

Oliver Cropley

+61 2 8651 8700
Level 1 ⬝ 25 King Street ⬝ Sydney NSW 2000 Australia ⬝ ABN 31 165 119 657
ashstreet.com.au

Liability limited by a scheme approved under Professional Standards Legislation

Contents

1.	Definitions and Interpretation	5

2.	Conditions for Completion	20

3.	Sale and purchase of Sale Shares	24

4.	Consideration	24

5.	Completion	28

6.	Conduct of Business pending Completion	31

7.	Warranties and indemnities	34

8.	Warranty and Indemnity Limitations	36

9.	Procedure for Purchaser Claims	44

10.	Tax Returns	46

11.	Post-Completion Obligations	49

12.	Purchaser Parent Guarantee	50

13.	Richard Cropley Guarantee	50

14.	Non-compete	50

15.	GST	52

16.	Confidentiality and Announcements	53

17.	Reputation	54

18.	Survival of representations and indemnities	55

19.	Costs and Duty	55

20.	Notices	56

21.	Foreign resident capital gains tax withholding	57

22.	General	57

Signing Page		110

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Share Sale and Purchase Agreement

Date:           30 May 2021

Party details

Name	Oscar Aluminium Pty Ltd
Address	c/o Baker McKenzie, Level 19, 181 William Street, Melbourne, 3000.
Email	aaron.kuehne@claruscorp.com
Contact	Aaron Kuehne
Short name	Purchaser

Name	Clarus Corporation
Address	2084 East 3900 South, Salt Lake City, UT 84124
Email	aaron.kuehne@claruscorp.com
Contact	Aaron Kuehne
Short name	Purchaser Guarantor

Name	Cropley Nominees Pty Ltd ACN 122 680 559 as trustee for the Cropley Family Trust
Address	22 Hanson Place Eastern Creek NSW 2766
Email	richard.cropley@rhinorack.com.au
Contact	Richard Cropley
Short name	Seller

Name	Richard Cropley
Address	1 Government Road, Mosman NSW 2088
Email	richard.cropley@rhinorack.com.au

Name	Hugh Cropley
Address	1 Government Road, Mosman NSW 2088
Email	hugh.cropley@rhinorack.com.au

Name	Oliver Cropley
Address	1 Government Road, Mosman NSW 2088
Email	orcropley@oscarcapital.com.au

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Recitals

A.	The Seller has agreed to sell, and the Purchaser has agreed to buy, the Sale Shares on the terms set out in this Agreement.

B.	The Purchaser Guarantor has agreed to issue the Clarus Shares to the Seller on the terms of this Agreement and has agreed to guarantee the obligations of the Purchaser under this Agreement and acknowledges incurring obligations and giving rights under this document for valuable consideration received from the Seller.

C.	Richard Cropley has agreed to guarantee the obligations of the Seller (other than in relation to a W&I Claim) under this Agreement and the Lock-Up Agreement and acknowledges incurring and giving rights under this document for valuable consideration received from the Purchaser.

D.	The Covenantors have agreed to be bound by the provision of clause 14 and acknowledge incurring obligations and giving rights under the document for valuable consideration received from the Purchaser.

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The parties agree

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement unless expressed or implied to the contrary:

Accounting Standards means:

(a)	the requirements of the Corporations Act about the preparation and contents of financial reports; and

(b)	the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.

Additional Consideration means $10,000,000 to be paid by the Purchaser to the Seller on the terms of Schedule 6 if the Additional Consideration Threshold is reached or exceeded.

Additional Consideration Threshold has the meaning given in paragraph 3.3 of Schedule 6;

Additional Indemnity means the indemnity set out in Schedule 15.

Agreement means this agreement, including any Schedule and Annexures.

ASIC means Australian Securities and Investments Commission.

Assets means all of the assets of the Company Group used to conduct the Business.

Associate means in the case of a person which is a body corporate: (i) any subsidiary or holding company of that person and any subsidiary of any such holding company; and (ii) any individual who (in each case whether directly or indirectly) holds or controls a majority of the voting rights in that person or has the right to appoint or remove a majority of its board of directors, in each case from time to time but excluding any member of the Company Group.

Authorisation means any consent, registration, filing, contract, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption issued or granted by a Government Agency or relevant industry body, in each case which is necessary to conduct the Business.

Bring Down Statement means a statement by the Seller in favour of the Purchaser identifying:

(a)	any Warranty that it is aware is untrue or inaccurate at Completion and reasonable details of the inaccuracy; or

(b)	details of any W&I Claim it is aware of at Completion.

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Business means the business activities of manufacturing, distributing, assembling and fitting of motor vehicle roof-carrying solutions, and any other products which have been developed for use in the Business, or are in development for use in the Business, by any Company Group member (including Batwing/awning products and roof-top luggage boxes) and related accessories and spare parts, which the Company Group engages in, or is developing product to commence engagement in, as at the date of this Agreement.

Business Contract means each agreement in respect of the Business to which a member of the Company Group is a party, which is in whole or in part executory as at the date of this Agreement.

Business Day means a day on which Banks are open for general banking business in Sydney Australia and in Salt Lake City, Utah, USA, excluding Saturdays, Sundays and public holidays.

Business Intellectual Property means any Intellectual Property and all documents, information, technology, including business process, software and hardware, or other materials created directly or indirectly by, or for, the Company Group at any time, which:

(a)	describe or relate to the Business;

(b)	were created in contemplation of the establishment or development of the Business; or

(c)	were otherwise used, or created for use, in connection with the Business,

together with any rights to use Intellectual Property relating to these materials.

CGT Withholding Amount means the amount (if any) the Purchaser is liable to pay the Australian Taxation Office under section 14-200 of Schedule 1 to the Tax Act.

Claim means, in relation to a party, a demand, claim, cost (including legal costs on a solicitor and client basis), damages, debt, expense, Tax, liability, loss, obligation, allegation, suit, action, proceeding or judgment of any kind made or brought by or against the party, however arising or calculated and whether present, unascertained, immediate, future or contingent.

Clarus Shares means the shares of common stock, $0.0001 par value per share in the Purchaser Guarantor.

Clarus Shares Price means in US dollars the average of the closing price of Clarus Shares traded on NASDAQ (or such other exchange as the Clarus Shares may then be traded) calculated over 20 consecutive trading days ending on the day which is three trading days before the date of execution of this Agreement by each of the parties hereto, being USD20.493 per share.

Company means Rhino-Rack Holdings Pty Ltd ACN 124 647 972.

Company Books and Records means all books and records in respect of the Company Group and includes "books" as defined in the Corporations Act.

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Company Group means the Company, each Subsidiary (including from the Effective Time the NZ Group Company).

Completion means completion of the sale and purchase of the Sale Shares under this Agreement on the Completion Date.

Completion Date means the later of:

(a)	2 Business Days after satisfaction or waiver of the Conditions; and

(b)	1 July 2021,

or such other date as the Seller and the Purchaser agree in writing.

Completion Payment means:

(a)	$193,600,000; plus

(b)	the Estimated Cash Balance; plus or minus

(c)	the Estimated Working Capital Adjustment.

Conditions has the meaning given to that term in clause 2.1.

Confidential Information has the meaning given to that term in clause 16.1, but excludes Group Confidential Information.

Consequential Loss means indirect economic loss, loss of income or profit, loss of, or damage to, goodwill or business reputation, loss of opportunity, loss of contract, loss of use of any plant or facility or any other special, indirect, remote or punitive loss or damage.

Consideration Shares means the number of Clarus Shares, which equals $61,400,000 (converted into USD at the Exchange Rate) divided by the Clarus Shares Price, rounded to the nearest whole number, being 2,315,121 Clarus Shares, which, when issued, shall be registered under the Purchaser Guarantor’s Registration Statement and shall be duly authorised, validly issued, fully paid and non-assessable and free and clear of any Encumbrances, other than Encumbrances created by the Seller.

Contamination means the presence in, on, under or above any land of a substance (whether solid, liquid or gaseous) at a concentration above the concentration at which the substance is normally present in, on, under or above land in the same locality being a presence which presents a risk of harm to human health or any other aspect of the Environment and Contaminated has a corresponding meaning.

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Covenantor has the meaning given in clause 14.

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Cropley Agreement means each of the:

(a)	Richard Cropley Agreement;

(b)	Hugh Cropley Agreement; and

(c)	Oliver Cropley Agreement.

Data Protection Laws means any law or regulation pertaining to data protection or privacy. It includes without limitation:

(a)	the Privacy Act 1988 (Cth);

(b)	the Privacy Act 2020 (NZ):

(c)	any other requirement under Australian or other foreign law, industry code, policy or statement relating to the handling of Personal Information;

(d)	any other international, federal, state and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, data protection, confidentiality or security of Personal Information; and

(e)	any industry standards concerning privacy, data protection, confidentiality or security of Personal Information.

Director Indemnity Deed means a deed of indemnity, access and insurance between the Company and a director of the Company.

Disclosure Materials means all information comprising the documents, information and records (including the Vendor due diligence reports) included in the Virtual Data Room including all responses to Q&A inquiries, which documents, information and records are transferred via an electronic file transfer from the Seller to the Purchaser on a date which is 2 Business Days prior to the Execution Date.

Disclosure Schedules means the disclosures against the Warranties set out in Schedule 14

Duty means any stamp, transaction, goods or registration duty or similar charge which is imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount which is imposed in that regard.

Effective Time means 12.01am on the Completion Date.

Employee means each employee of the Company Group as at the Execution Date.

Employee Indemnity means the indemnity comprising clause 7.5.

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Encumbrance means:

(a)	any interest in or right over property and anything which would at any time prevent, restrict or delay the registration of any interest in or dealing with the property;

(b)	without limiting paragraph (a), any Security Interest,

and includes any agreement to create any of them or allow them to exist.

Environment means components of the earth, including:

(a)	land, air and water;

(b)	any layer of the atmosphere;

(c)	any organic or inorganic matter and any living organism;

(d)	human made or modified structures and areas; and

and includes interacting natural ecosystems that include components referred to in paragraphs (a) to (d).

Environmental Consent means any approval, licence, authorisation, permit, certification, agreement or consent under an Environmental Law or otherwise concerning the Environment that is necessary or required to conduct the Business.

Environmental Law means any law (including the laws of tort, negligence and nuisance) concerning the Environment in any jurisdiction and includes a law relating to environmental assessment, heritage, water, air, soil, Contamination, chemicals, hazardous substances, waste, dangerous goods, land use, development, planning, health and protection of the Environment.

Estimated Cash Balance has the meaning given to this term in Schedule 5.

Estimated Working Capital Adjustment has the meaning given to this term in Schedule 5.

Exchange Act means the Securities and Exchange Act of 1934 (United States of America), as amended, and the rules and regulations promulgated thereunder.

Execution Date means the date of this Agreement.

Exchange Rate means the $A exchange rate for USD (denominated in A$) published by the Reserve Bank of Australia on the last Business Day before the Execution Date being USD 0.7727 for each $A 1.00.

External Administrator means an administrator, controller or managing controller (each as defined in the Corporations Act), trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity in any jurisdiction.

FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Fairly Disclosed means, in respect of each fact, matter or circumstance, disclosed in sufficient detail to enable a reasonable and sophisticated prospective buyer of the Business, experienced in deals and transactions of the nature contemplated by this agreement, to be aware of the scope and significance of the fact, matter or circumstance

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Fraud means with respect to a person, a wilful and knowing false representation by that person of a material fact upon which the other party reasonably relies to its detriment. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include, and no claim may be made by any person in relation to this Agreement or the transactions contemplated by this Agreement, for equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud based claim or theory.

Government Agency means any government, semi-government, regional council, local government, administrative, fiscal, regulatory or judicial body, department, commission, tribunal, agency, entity or authority or other statutory authority having jurisdiction or authority to perform or exercise functions or powers in any jurisdiction. It also includes a self-regulatory organisation established under statute or a stock exchange.

Group Confidential Information means any information held in any form or medium whatsoever received or obtained by a party or its Representatives in respect of any member of the Company Group, including all past, current and prospective financial, accounting, software, trading, marketing, technical and business information (including marketing and business strategies and methods of operation), trade secrets, know-how, products, prices, costs and details of contractual arrangements with employees, competitors, customers or suppliers or other specialised information or proprietary matters and in each case includes any information derived or generated from that information, such as analyses, studies and compilations.

Group Last Accounts mean the audited annual financial statements (including the income statement and the balance sheet) of Rhino-Rack Australia Pty Ltd ACN 122 680 639 and the Company as at the Last Accounts Date.

GST has the meaning given in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth), as amended from time to time.

GST Law has the meaning given in the GST Act.

Hugh Cropley Agreement means the document between the Company and Hugh Cropley setting out the terms and conditions of employment of Hugh Cropley from Completion in the form comprising Annexure 3.

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated at least 2 Business Days in advance of the date for payment by the payee.

Input Tax Credit has the meaning given in the GST Act.

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Insolvency Event means, in respect of a person, any of the following occurring:

(a)	it becomes insolvent within the meaning of section 95A, or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585, of the Corporations Act;

(b)	it is the subject of a Liquidation, or an order or an application is made for its Liquidation or an effective resolution is passed except where frivolous or vexatious and discharged, stayed, or dismissed;

(c)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(d)	it proposes or is subject to a moratorium of its debts or seeks or obtains protection from its creditors under any statute or any other law;

(e)	it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(f)	an External Administrator is appointed to it or any of its assets or a step is taken to do so or its Related Body Corporate requests such an appointment;

(g)	if a registered corporation under the Corporations Act, a step is taken under section 601AA, 601AB or 601AC of the Corporations Act to cancel its registration;

(h)	in respect of any natural person, that person has committed an act of bankruptcy within the meaning of section 40, or is or becomes bankrupt within the meaning of section 5 of the Bankruptcy Act 1966 (Cth);

(i)	an analogous or equivalent event to any listed above occurs in any jurisdiction; or

(j)	it stops or suspends payment to all or a class of creditors generally.

Insurance Contract means any insurance contract taken out by a member of Company Group.

Intellectual Property means any Australian, New Zealand, United States, Canadian or other country, international and state:

(a)	Patents;

(b)	Trademarks;

(c)	internet domain names;

(d)	copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works;

(e)	Software;

(f)	technology, trade secrets and know-how, proprietary processes, formulae, algorithms, models and methodologies;

(g)	rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons; and

(h)	any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future or in any part of the world.

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IP Assignment Deed means the IP Assignment Deed between Richard Cropley and the Company in the form comprising Annexure 8.

Key Employee means each person identified as a key employee in Schedule 12.

Last Accounts Date means 30 June 2020.

Lease means the lease between the relevant member of the Company Group and the relevant landlord in respect of the relevant Premises.

Liquidation means:

(a)	a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; or

(b)	an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.

Lock Up Agreement means the lock up agreement between the Purchaser Guarantor and the Seller in respect of the Consideration Shares for a lock up period of 180 days from the date of issue of the relevant Clarus Shares, in the form set out in Annexure 1.

Long Term Incentive (LTI) Amount means the Total LTI payable to a Key Employee set out in Column D of Schedule 12 (inclusive of all PAYE Tax).

Loss means and includes loss, liability, damage, cost, charge or expense, fines, and penalties and includes Taxes, Duties and Tax costs (including Taxes and Duties accrued on any other head of loss) but does not include Consequential Loss.

Management Accounts means the unaudited financial information of Rhino Rack Australia Pty Ltd ACN 122 680 639, Rhino-Rack USA LLC and Rhino-Rack New Zealand Limited for each month from May 2020 to the Management Accounts Date contained in Virtual Data Room document number 2.21.2.

Management Accounts Date means 30 April 2021.

New Zealand Sale of Shares Agreement means the agreement set out in Annexure 5.

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Nominated Director means each of Aaron Kuehne and any other person nominated by the Purchaser within 3 Business Days before the Completion Date to be a director of any member of the Company Group.

NZ Companies Act means the Companies Act 1993 (NZ).

NZ Group Company means Rhino-Rack New Zealand Limited (Company Number 3741280).

NZ Shares means 2 ordinary shares on issue in the NZ Group Company.

Oliver Cropley Agreement means the document between the Company and Oliver Cropley setting out the terms and conditions of employment of Oliver Cropley from Completion in the form comprising Annexure 4.

Patents means patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial designs, industrial design registrations, certificates of invention, utility models and any other rights to inventions.

Permitted Encumbrance means:

(a)	any Encumbrance in the nature of a Security Interest for the benefit of the financier or relevant hire purchase counterparty in relation to any item of Plant and Equipment the subject of an Equipment Lease or a hire purchase arrangement or in the nature of a retention of title over goods supplied(and for the purposes of the PPS Act (NZ) includes any purchase money security interest) unless any amount under the arrangement is overdue;

(b)	any Encumbrance over goods acquired by a member of the Company Group in the ordinary course of Business and which meets the following criteria:

(i)	it is given by the member of the Company Group as buyer in favour of a seller of those goods;

(ii)	it secures (and only secures) indebtedness owed to the seller in respect of the goods acquired by the member of the Company Group as buyer; and

(iii)	that indebtedness is not overdue; and

(c)	any lien that arises solely by operation of law and in the ordinary course of Business, where the amount secured is not overdue for payment.

Personal Information has the meaning given in the Privacy Act 1988 (Cth).

PPS Act means each of the PPS Act (Aus) and PPS Act (NZ).

PPS Act (Aus) means the Personal Property Securities Act 2009 (Cth).

PPS Act (NZ) means the Personal Property Securities Act 1999 (NZ).

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PPS Law means each PPS Act and any regulation made at any time under any PPS Act, including the PPS Regulations.

PPS Regulations means the Personal Property Securities Regulations 2010 (Cth).

Pre-Completion Restructuring has the meaning given in clause 2.1(f).

Pre-Completion Restructuring Indemnity means the indemnity comprising clause 7.3.

Premises means each premises set out in Schedule 3.

Premium means the insurance premium to be paid in respect of the W&I Policy.

Purchase Price means:

(a)	the Completion Payment; plus

(b)	the Consideration Shares; plus

(c)	the Additional Consideration (if any),

subject to any adjustment under clause 4.5.

Purchaser Claim means a Claim made by the Purchaser or the Purchaser Guarantor for breach of this Agreement including any W&I Claim and any Claim in respect of a Specific Indemnity.

Purchaser Guarantor Warranties means each warranty and representation set out in Schedule 10.

Purchaser Parent Guarantee means the guarantee and indemnity in clause 11.

Purchaser Warranties means each warranty and representation set out in Schedule 9.

Purchaser's Conditions means those conditions set out in clauses 2.1(a), clause 2.1(b), clause 2.1(i) and the Regulatory Condition.

Registered Intellectual Property means those items listed in Appendix A, B and C of Schedule 14 (where the status column indicates ‘Registered/Granted’).

Registration Statement means the Registration Statement on Form S-4 (Registration File No. 333-254107) filed with the Securities and Exchange Commission by the Purchaser Guarantor, along with any and all of the amendments and prospectus supplements thereto.

Regulatory Approval Condition means each condition set out in clause 2.2

Related Body Corporate has the meaning given in section 50 of the Corporations Act or section 12(2) of the Financial Markets Conduct Act 2013 (NZ), as the context requires.

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Related Party has the meaning given in section 228 of the Corporations Act as if each reference in that clause to “public company” was a reference to a Company Group member.

Relevant Person means each of Richard Cropley, Ernesto Fernandez and Garry Shadlow.

Representative of a party includes an employee, agent, officer, director, auditor, adviser, Associate or consultant.

Restraint Territory means Australia, New Zealand, Canada and USA.

Restraint Period means:

(a)	5 years, if this is unenforceable;

(b)	4 years, if this is unenforceable;

(c)	3 years.

Richard Cropley Agreement means the document between the Company and Richard Cropley setting out the terms and conditions of the appointment of Richard Cropley as Chairman of the Company from Completion in the form comprising Annexure 2.

Richard Cropley Guarantee means the guarantee and indemnity in clause 13.

Sale Shares means 1,000 fully paid ordinary shares in the capital of the Company, representing 100% of the issued capital in the Company.

SEC means the Securities and Exchange Commission (United States of America).

Securities Act means the Securities Act of 1933 (United States of America), as amended, and the rules and regulations promulgated thereunder.

Securities has the meaning given in section 92 of the Corporations Act.

Security Interest means any:

(a)	'security interest' as defined in the PPS Law (but excluding a security interest under section 17(1)(b) of the PPS Act (NZ) that does not secure the payment or performance of an obligation); and

(b)	security for payment of money, performance of obligations or protection against default including in satisfaction of a debt, obligation or liability (including a mortgage, bill of sale, charge, lien, pledge, deposit, hypothecation, trust, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangements).

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Seller's Conditions means those conditions set out in clauses 2.1(d), 2.1(e), 2.1(f), 2.1(g), and 2.1(h).

Seller Guarantee means any guarantee provided by the Seller or Richard Cropley for the benefit of a member of the Company Group.

Seller Guarantor means any person who has given a Seller Guarantee.

Seller Officer means a current or former officer of the Seller or the Company.

SGAA means the Superannuation Guarantee (Administration) Act 1992 (Cth) and its New Zealand equivalent.

Short Term Incentive (STI) Amount means the Total STI payable to a Key Employee set out in column D of Schedule 12 (inclusive of all PAYE Tax).

Significant Customers and Suppliers means, collectively, (i) each of the 10 (ten) largest customers (as measured by dollar volume of sales) and suppliers (as measured by dollar volume of purchases) of the Company Group (on a consolidated basis) for the period ended 30 April 2021; and (ii) the suppliers of goods and services necessary for the conduct of the Business, as presently conducted, which are not readily available from alternate sources on terms and conditions comparable to those presently available to the Company Group.

Software means software including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software and firmware;

Specific Indemnity means each of the Tax Indemnity, the Additional Indemnity, Employee Indemnity and the Pre-Completion Restructuring Indemnity;

Specific Indemnity Claim means a Claim which the Purchaser reasonably expects is likely to give rise to a Purchaser Claim against the Seller under a Specific Indemnity.

Subsidiary means each entity set out in Schedule 4.

Subsidiary Shares means the shares held by the Company in each Subsidiary, set out in Schedule 4.

Sunset Date means 31 August 2021.

Superannuation Obligation means any obligation arising under legislation or contract relating to superannuation contributions payable for and on behalf of an Employee.

Tax means any tax (including income tax, withholding tax, capital gains tax, pay as you go withholding tax, research and development tax incentive, pay as you earn tax, GST, fringe benefits tax, superannuation guarantee charge, prescribed payments, sales tax, and payroll tax), Duty, prescribed levy, charge, impost, fee, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed in respect of any of the above.

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Tax Act means the Income Tax Assessment Act 1936 (Cth), Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth).

Tax Authority means any Government Agency responsible for the administration of any Tax Law or collection of any Tax.

Tax Demand means:

(a)	a written notice of, or demand for, an amount payable, or an assessment from a Tax Authority requiring the payment of any Tax; or

(b)	any document received from a Tax Authority assessing or, imposing, any Tax.

Tax Expert means a senior barrister or solicitor or a partner in an international accounting firm, in each case, with over ten years' experience in Tax agreed by the Purchaser and Seller, and if the parties fail to agree, then such person having the specified qualifications as is appointed by the Chair of the Resolution Institute;

Tax Indemnity means the indemnity comprising clause 7.2.

Tax Law includes the Tax Act and any other laws, directives, statutes, enactments, regulations, by-laws and subordinate legislation providing for, imposing or relating to any Tax.

Tax Return means any return relating to Tax including any document which must be lodged with a Government Agency administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, application, schedule or election and any attachment).

Tax Warranties means the Warranties under the heading ‘Taxation’ in Schedule 2.

Third Party means any person or entity other than the Purchaser, the Seller or any member of the Company Group and includes a Government Agency.

Third Party Claim means a Claim made against the Purchaser or a member of the Company Group by a Third Party.

Title and Capacity Warranties means the Warranties under the headings ‘Capacity of the Seller’, ‘Sale Shares and Share Capital’ and ‘Good Standing’ in Schedule 2.

Trademarks means trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing.

Trustee has the meaning given in clause 22.13(a).

Trust Deed has the meaning given in clause 22.13(a).

Trust has the meaning given in clause 22.13(a).

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Unaudited Accounts means the unaudited financial statements of Roof Rack City (NSW) Pty Ltd for the financial year ended on the Last Accounts Date contained in Virtual Data Room document number 7.11.8.

USA means United States of America.

USD means the currency of the USA.

Virtual Data Room means the electronic data room maintained by the Seller and hosted on the Datasite Diligence platform as “Project Oscar".

W&I Claim means a Claim in respect of a breach of a Warranty or under the Tax Indemnity.

W&I Insurer means the insurer of the W&I Policy.

W&I Policy means a policy of insurance in the agreed terms issued in the name of and in favour of Purchaser which, in accordance with its terms, provides warranty and indemnity insurance coverage in respect of the warranties and indemnities provided by the Seller under this Agreement:

(a)	with coverage to a maximum amount equal to the W&I Policy Limit;

(b)	effective for the period commencing on the date of this Agreement and ending not earlier than 30 days after the expiration of the last date on which any W&I Claim may be made under this Agreement; and

(c)	otherwise on terms consistent with similar insurance policies available in the market place, taking into account the particular nature of the Shares to be acquired under this Agreement.

W&I Policy Limit means $25,500,000.

Warranty means each warranty set out in Schedule 2.

1.2	Words and expressions

In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	words denoting any gender include all genders;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a party, clause, paragraph, Schedule or annexure is a reference to a party, clause, paragraph, Schedule or annexure to or of this Agreement;

(e)	a reference to this Agreement includes any Schedules or annexures;

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(f)	headings are for convenience and do not affect interpretation;

(g)	the background or recitals to this Agreement are adopted as and form part of this Agreement;

(h)	a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i)	a reference to '$", "A$" or "dollar" is a reference to Australian currency;

(j)	a reference to a time is a reference to Australian Eastern Standard Time (unless otherwise specified);

(k)	a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(l)	a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

(m)	words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(n)	a reference to any legislation or to any provision of any legislation includes:

(i)	in any modification or re-enactment of the legislation;

(ii)	any legislative provision substituted for, and all legislation, statutory instruments and regulations issued under, the legislation or provision; and

(iii)	where relevant, corresponding legislation in any Australian State, Territory or other jurisdiction, where the context requires;

(o)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it; and

(p)	the words "including", "for example", "such as" or other similar expressions (in any form) are not words of limitation.

1.3	Other rules of interpretation

In this Agreement, unless expressly provided otherwise:

(a)	(method of payment) any payment of money by one party to another will be made in Australian currency in Immediately Available Funds to a bank account specified by the recipient;

(b)	(consents and approvals) if the doing of any act, matter or thing requires the consent, approval or agreement of any party, that consent, approval or agreement may be given conditionally or unconditionally or withheld in that party's absolute discretion;

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(c)	(Business Days) if:

(i)	the day on or by which any act, matter or thing is to be done is a day other than a Business Day, the act, matter or thing will be done on the next Business Day; and

(ii)	any money falls due for payment on a date other than a Business Day, that money will be paid on the next Business Day (without interest or any other amount being payable in respect of the intervening period);

(d)	(knowledge qualifier) in any Warranty or any other provision of this Agreement qualified by reference to the relevant Seller’s awareness, knowledge, information, belief or any derivative of any of those terms or similar expression, is a reference only to the actual awareness, knowledge, information, belief (or similar term or expression) of each Relevant Person having made reasonable enquiries of their respective direct reports in the circumstances;

(e)	(inconsistency within document) if a clause of this Agreement is inconsistent with a Schedule or Annexure of this Agreement, the clause prevails to the extent of the inconsistency, unless expressly provided to the contrary;

(f)	(obligations of Covenantors) the obligations of the Covenantors are several.

2.	Conditions for Completion

2.1	Conditions precedent

The sale and purchase of the Sale Shares under this Agreement is subject to and conditional upon the satisfaction or waiver of the following conditions precedent (each a Condition):

(a)	the W&I Policy must be issued by the W&I Insurer;

(b)	the W&I Insurer must issue an original certificate of currency in respect of the W&I Policy to the Purchaser (and the Purchaser must, upon receipt, procure that a copy of the certificate of currency is provided to the Seller);

(c)	the Regulatory Approval Condition is satisfied;

(d)	the Seller delivering to the Purchaser evidence that the relevant landlord under each Lease where a consent to change of Control is required, has consented to the change of Control of the Company Group on terms reasonably satisfactory to the Purchaser;

(e)	fully executed copies of the retention deeds as set out in Annexure 6 having been delivered to the Purchaser;

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(f)	the pre-Completion restructure steps set out in Schedule 11 (Pre-Completion Restructuring) being completed on the terms of the agreements listed in Annexure 7 (other than the transfer of the NZ Shares to the Company); and

(g)	the Seller delivering to the Purchaser a fully executed copy of the IP Assignment Deed;

(h)	the Seller delivering to the Purchaser those change of control consents identified in Schedule 16; and

(i)	the Registration Statement shall have remained effective as of the Completion Date, and no stop order suspending the effectiveness of the Registration Statement shall have been issued.

2.2	Regulatory Approval Condition – Overseas Investment Act 2005

Closing is conditional on the Purchaser obtaining a "direction order to proceed with call in transaction" from the New Zealand Overseas Investment Office pursuant to the Overseas Investment Act 2005 (NZ), in relation to the transactions contemplated in this Agreement (including the sale of the NZ Shares), either without conditions or with conditions acceptable to the Purchaser (acting reasonably).

2.3	Reasonable endeavours

(a)	The Purchaser must use all reasonable endeavours to ensure that each of the Purchaser's Condition(s) and the Seller must use all reasonable endeavours to ensure that each of the Seller's Condition(s) is satisfied as soon as practicable after the Execution Date and in any event before the Sunset Date.

(b)	Each party must otherwise co-operate with, and comply with all reasonable requests of the other party for the purposes of procuring the satisfaction of any Condition and must not take any action that will or is likely to hinder or prevent the satisfaction of any Condition.

(c)	Each party must keep the other party informed of any fact, matter or circumstance of which it becomes aware that may result in a Condition not being satisfied or becoming incapable of being satisfied in accordance with its terms.

2.4	Specific obligations on the Purchaser

Without limiting the generality of clause 2.3, the Purchaser must:

(a)	make or procure the making of all necessary applications, filings and submissions and supply all necessary documents and information within the Purchaser’s possession or control, for the purposes of satisfying the Regulatory Approval Condition;

(b)	keep the Seller informed in a timely manner of the status of any discussions or negotiations with relevant Government Agencies regarding the Regulatory Approval Condition, and promptly notify the Seller if there are any issues raised or identified in those discussions or negotiations that the Purchaser believes (acting reasonably) are likely to affect the Purchaser’s ability to proceed to Completion;

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(c)	allow the Seller and its representatives the opportunity to be present at any meetings with any such Government Agency;

(d)	agree to accept or offer conditions or undertakings that are acceptable to the Purchaser (acting reasonably) and required to satisfy the Regulatory Approval Condition;

(e)	without limiting clause 2.4(a):

(i)	provide a draft of all notifications, applications, filings and submissions (each Initial Regulatory Communications) to or with any relevant Government Agencies to the Seller as soon as practicable (and in any event within 10 Business Days) after the date of this document. The Seller will provide any comments on the draft Initial Regulatory Communications no later than 2 Business Days after receipt from the Purchaser. To the extent that the Seller provide any comments to the Purchaser, the Purchaser must correct any factual inaccuracy notified to it, and reasonably consider all such other comments, before submitting the Initial Regulatory Communications;

(ii)	provide a copy of the Initial Regulatory Communications to the Seller within 1 Business Day of the Initial Regulatory Communications being submitted;

(iii)	promptly submit all Initial Regulatory Communications to the relevant Government Agencies;

(iv)	provide a draft of all subsequent material notifications, applications, filings, submissions, responses and communications (each Subsequent Regulatory Communications) to or with any relevant Government Agencies to the Seller as soon as practicable and at least 3 Business Days before the Subsequent Regulatory Communications are to be submitted to the relevant Government Agency. The Seller will provide any comments on the draft Subsequent Regulatory Communications no later than 2 Business Days after receipt from the Purchaser. To the extent that the Seller provide any comments to the Purchaser, the Purchaser must correct any factual inaccuracy notified to it, and reasonably consider all such other comments, before submitting the Subsequent Regulatory Communications;

(f)	provide a copy of the Subsequent Regulatory Communications to the Seller within 1 Business Day of the Subsequent Regulatory Communications being submitted;

(g)	promptly submit all Subsequent Regulatory Communications to the relevant Government Agencies;

(h)	promptly notify the Seller of any material communication with any relevant Government Agency in respect of any consent, registration, filing, contract, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption issued or granted by a Government Agency required to satisfy the Regulatory Approval Condition (and provide a copy thereof if such communication is in writing) and provide the Seller with a reasonable opportunity to review and comment on any proposed written material communication to any relevant Government Agency.

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2.5	Termination

(a)	A party is entitled to terminate this Agreement by notice to each other party at any time before Completion if any Condition:

(i)	has become incapable of satisfaction and that Condition has not been waived in accordance with clause 2.6 within 5 Business Days after the occurrence of the fact, matter or circumstance which caused that Condition to become incapable of satisfaction;

(ii)	has not been satisfied or waived in accordance with clause 2.6 before the Sunset Date; or

(iii)	having been satisfied on or before the Sunset Date, ceases to be satisfied before Completion, except where the relevant Condition has become incapable of satisfaction, has not been satisfied, or ceases to be satisfied, as a direct result of a failure by the party seeking to terminate to comply with its obligations under clauses 2.2.

(b)	Upon termination of this Agreement:

(i)	clauses 16, 17, 18, 19, 20 and 22 continue to apply;

(ii)	accrued rights and remedies of a party are not affected; and

(iii)	subject to clauses 2.5(b)(i) and 2.5(b)(ii), the parties are released from further performing any obligations under this Agreement.

2.6	Waiver of conditions

(a)	Each Purchaser's Condition is for the benefit of the Seller, and each Seller's Condition is for the benefit of the Purchaser, and may only be waived by consent in writing by (in the case of a Purchaser's Condition) the Seller or (in the case of a Seller's Condition) the Purchaser (each in its sole discretion).

(b)	The Condition in clause 2.1(c) cannot be waived.

2.7	Notice of satisfaction

Each party must notify each other party in writing as soon as practicable after it becomes aware that any Condition has been satisfied or that any Condition has become incapable of being satisfied.

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3.	Sale and purchase of Sale Shares

3.1	Sale Shares

The Seller must sell the Sale Shares, and the Purchaser must purchase the Sale Shares, free from all Encumbrances, with effect as and from the Completion Date and on the terms and conditions contained in this Agreement.

3.2	Title and Risk

Title to and risk in the Sale Shares passes to the Purchaser on and from Completion.

3.3	Roll over relief

(a)	The parties acknowledge that the Seller intends to make all the necessary elections to ensure that the Sellers meet and obtain the capital gains tax rollover relief on disposal of their Sale Shares to the Purchaser contained in Subdivision 124-M of the Tax Act. Each of the Purchaser and the Purchaser Guarantor will not, and must procure that none of their Related Bodies Corporate will, take any action which would cause rollover relief to be denied to the Seller under section 124-780(3)(f) of the Tax Act.

(b)	Each of the Purchaser and the Purchaser Guarantor warrants and represents that it has not made, and will not make, a choice under section 124-795(4) of the Tax Act.

(c)	Each of the Purchaser and the Purchaser Guarantor warrants and represents and undertakes that no member of the wholly owned-group of which the Purchaser or the Purchaser Guarantor is a member will issue any equity (other than the Consideration Shares), or owe new debt, under the arrangement for the acquisition of the Sale Shares:

(i)	to an entity that is not a member of the group of which the Purchaser or Purchaser Guarantor is a member; and

(ii)	in relation to the issuing of the Sale Shares,

for the purposes of section 124-780(3)(f) of the Tax Act.

4.	Consideration

4.1	Purchase Price

The aggregate consideration for the Sale Shares is the Purchase Price, as adjusted pursuant to the terms of clause 4.5 and Schedule 5.

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4.2	Notice of Estimates

No later than 2 Business Days before the Completion Date, the Seller must provide to the Purchaser in writing the amount of:

(a)	the Estimated Cash Balance;

(b)	the Estimated Working Capital Adjustment; and

(c)	the Completion Payment,

together with an estimate balance sheet of the Company Group as at the Effective Time as well as working papers and supporting documentation as reasonably requested by the Purchaser.

4.3	Completion Payment

The Purchaser must pay the Completion Payment to the Seller, in accordance with clause 5.5(a).

4.4	Consideration Shares

The Purchaser Guarantor must issue, and the Purchaser must procure the issue of, the Clarus Shares to the Seller, in accordance with clause 5.6.

4.5	Adjustments

(a)	The provisions of Schedule 5 apply in relation to determination of the Final Adjustment Amount.

(b)	On the Adjustment Date:

(i)	if the Final Adjustment Amount determined under Schedule 5 is zero, no adjustment to the Purchase Price is to be made or is payable;

(ii)	if the Final Adjustment Amount determined under Schedule 5 is a negative number and therefore is a decrease to the Completion Payment, then the Seller must pay to the Purchaser the amount equal to the Final Adjustment Amount; or

(iii)	if the Final Adjustment Amount determined under Schedule 5 is a positive number and therefore is an increase to the Completion Payment, then the Purchaser must pay to the Seller the amount equal to the Final Adjustment Amount.

4.6	Additional Consideration

(a)	Provisions of Schedule 6 apply to the payment of Additional Consideration.

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(b)	The Purchaser agrees, and agrees to procure the Company Group, following Completion and during the financial year ending on 30 June 2022, to:

(i)	carry on the Business and Company Group as a going concern and in the ordinary course;

(ii)	maintain the Business and the Company Group as a separate income stream of the Purchaser and prepare and maintain a separate income statement for the Company Group;

(iii)	provide the Seller with monthly management accounts of the Company Group and any other information produced by the Company Group on a monthly basis as at the date of this Agreement (in the usual form) that may be reasonably requested in relation to the calculation of the Additional Consideration;

(iv)	not to dispose of any material part of the Company Group (or the Business) other than to the Purchaser or a wholly-owned subsidiary of the Purchaser Guarantor or pass a resolution to wind up any of the Company Group;

(v)	not transfer any part of the Business out of the Company Group other than to the Purchaser or a wholly-owned subsidiary of the Purchaser Guarantor;

(vi)	not take any action outside the normal course of prudent business operation that would prevent or materially limit the Seller’s ability to earn any Additional Consideration.

(c)	Notwithstanding the foregoing paragraph (b), the Purchaser may:

(i)	operate the Business in accordance with the Purchaser's policies and procedures relating to corporate governance, internal financial and disclosure controls, internal audit policies, documentation of contracts, compensation and benefits and regulatory and legal compliance; and

(ii)	do any of the acts contemplated by clause 4.6(b)(i), 4.6(b)(ii) or 4.6(b)(iii) provided that the integrity of the Additional Consideration is maintained and that Seller's rights with respect thereto are not prejudiced.

4.7	Clarus Shares

(a)	The Seller acknowledges and agrees that it:

(i)	it has received a copy of the prospectus that is a part of the Registration Statement, and that as of the Completion Date or, if earlier, the date that Seller votes or acts by written consent, in its capacity as shareholder of the Company, to approve the transactions contemplated by this Agreement, it had held a copy of the prospectus that is a part of the Registration Statement for at least twenty Business Days;

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(ii)	it has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in Consideration Shares, and agrees that such Seller has obtained, in its judgment, sufficient information from the Purchaser Guarantor and/or Purchaser to evaluate the merits and risks of an investment in Consideration Shares;

(iii)	it has been provided the opportunity to obtain information and documents concerning the Purchaser Guarantor and the Consideration Shares, and has been given the opportunity to ask questions of, and receive answers from, the Purchaser Guarantor’s directors and officers concerning the Purchaser Guarantor and the Consideration Shares and other matters related to this investment;

(iv)	it is aware of the risks inherent in an investment in the Purchaser Guarantor and specifically the risks of an investment in the Consideration Shares; and

(v)	there can be no assurance of the future viability or profitability of the Purchaser Guarantor, nor can there be any assurance relating to the current or future price or value of the Consideration Shares, or market conditions generally.

(b)	The Seller warrants that it is acquiring Clarus Shares for its own account in its capacity as trustee of the Cropley Family Trust.

(c)	The Seller acknowledges and agrees that the Consideration Shares to be issued to the Seller pursuant to this Agreement shall be subject to the transfer restrictions set forth in the Lock Up Agreement and that each certificate representing Consideration Shares, as well as all certificates issued in replacement, exchange for or in substitution of Consideration Shares shall bear a legend to the following effect:

“THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A LOCK UP AGREEMENT DATED ________, 2021, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER”

(d)	The Purchaser Guarantor agrees to promptly remove the foregoing legend and promptly reissue un-legended certificates upon the expiration or release of the lock-up period covering the Consideration Shares or the Additional Consideration Shares (if any) at the request of Seller.

(e)	Subject to clause 4.7(c), the Seller must:

(i)	promptly notify the Purchaser Guarantor of any planned sale of any Consideration Shares pursuant to the Registration Statement or any such prospectus supplement or post-effective amendment to the Registration Statement, and reasonably in advance of such planned sale; and

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(ii)	not sell, transfer, or otherwise dispose of any of the Consideration Shares or (if any) Additional Consideration Shares or any interest therein, except pursuant to the Registration Statement or any prospectus supplement to the prospectus that is a part of the Registration Statement or any post-effective amendment to the Registration Statement, as the case may be, and applicable state “blue sky” laws, or in a transaction which in the opinion of counsel reasonably acceptable to Purchaser Guarantor is exempt therefrom; and

(iii)	comply with the Securities Act, the Exchange Act, and any other applicable law in connection with any such sales.

(f)	Seller covenants and agrees that it shall furnish all information as may be reasonably required by applicable securities laws or reasonably requested by Parent Guarantor in connection with the preparation, filing and distribution of any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent Guarantor under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent Guarantor with the SEC (collectively, the “Parent SEC Guarantor Filings”). If, at any time, any information relating to the Seller for use in any Parent Guarantor SEC Filings should be discovered by Parent Guarantor or Seller which should be but is not set forth in the Parent Guarantor SEC Filings, so that the applicable Parent Guarantor SEC Filings, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Seller covenants and agrees that Seller shall ensure that such information shall promptly be provided to Parent Guarantor so that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and until such correction is made, the Seller agrees not to use any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement.

5.	Completion

5.1	Time and place

Completion of the sale and purchase of the Sale Shares will take place electronically commencing at 11.00 am on the Completion Date, or such other time and place as the Seller and the Purchaser agree.

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5.2	Company board meetings

Subject to the Purchaser complying with clause 5.5 and the Seller complying with clause 5.3, on or before the Completion Date, the Seller must ensure that a meeting of the directors of the Company is held to resolve to:

(a)	approve and consent to the transfer of all of the Sale Shares to the Purchaser and, subject to the payment of Duty by the Purchaser, to record the Purchaser as the registered holder of the Sale Shares with effect as and from the Completion Date;

(b)	accept the resignation of Judy Cropley as director of the Company and each relevant Subsidiary and appoint each relevant Nominated Director, as a director of the Company and each relevant Subsidiary, with immediate effect;

(c)	resolve to enter into or ratify the execution of, a Director Indemnity Deed between the Company and Richard Cropley and a Director Indemnity Deed between the Company and each relevant Nominated Director,; and

(d)	cancel any existing share certificates for the Sale Shares and issue one new share certificate for the Sale Shares in the name of Purchaser.

5.3	Subsidiary and NZ Group Member company or board meetings

Subject to the Purchaser complying with clause 5.5 and the Seller complying with clause 5.3, on or before the Completion Date, the Seller must ensure that a meeting of the directors (or the members) of each relevant Subsidiary and the NZ Group Company is held to resolve to accept the resignation of Judy Cropley as a director of that Subsidiary and the NZ Group Company (as the case may be) and appoint each relevant Nominated Director as a director of that Subsidiary and/or NZ Group Company, with immediate effect.

5.4	Seller to deliver

(a)	At least one Business Day prior to the Completion Date, the Seller must deliver to the Purchaser evidence of the transfer of the NZ Shares to the Company by delivering to the Purchaser duly executed counterparts of the New Zealand Sale of Shares Agreement.

(b)	On Completion the Seller must deliver to the Purchaser:

(i)	(share transfer) a transfer of the Sale Shares from the Seller to the Purchaser, duly executed and completed by the Seller;

(ii)	(share certificates and share registers) any existing share certificates in respect of the Sale Shares and the Subsidiary Shares (where a share certificate is required to be held by law or practice) held by it together with a new share certificate for the Sale Shares in the name of the Purchaser and the members’ register for each member of the Company Group;

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(iii)	(corporate key) the corporate key (or equivalent key or password) for each member of the Company Group incorporated in Australia;

(iv)	(Lock Up Agreement) a counterpart of the Lock Up Agreement, executed by the Seller;

(v)	(Cropley Agreements) a counterpart of each Cropley Agreement duly executed by the relevant member of the Cropley Family;

(vi)	(Conditions) any signed document required pursuant to the Conditions;

(vii)	(Director Indemnity Deeds) a fully executed counterpart of the Director Indemnity Deed between the Company and Richard Cropley and a counterpart of each Director Indemnity Deed between the Company and a relevant Nominated Director executed by the Company; and

(viii)	(Bring Down Statement) a duly executed Bring Down Statement.

5.5	Purchaser to deliver

On Completion, the Purchaser must:

(a)	(Completion Payment) pay to the Seller, or at the Seller’s direction, the Completion Payment;

(b)	(Cropley Agreements) a counterpart of each Cropley Agreement duly executed by the relevant member of the Company Group or Purchaser group as the case requires;

(c)	(Nominated Director consents) a consent from each Nominated Director to be appointed as a director to each relevant member of the Company Group;

(d)	(Director Indemnity Deeds) a counterpart of the Director Indemnity Deed between the Company and each relevant Nominated Director executed by that Nominated Director; and

(e)	(Conditions) deliver any document required pursuant to the Conditions, signed by the Purchaser.

5.6	Purchaser Guarantor to deliver

On Completion, the Purchaser Guarantor must:

(a)	(Consideration Shares) issue the Consideration Shares to the Seller;

(b)	(Lock Up Agreement) deliver a counterpart of the Lock Up Agreement in respect of the Consideration Shares, executed by the Purchaser Guarantor.

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5.7	Notice to complete

(a)	If a party (Defaulting Party) fails to satisfy its obligations under this clause 5 on the day and at the place and time for Completion determined under clause 5.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations on or before the 10th Business Day after the date of the notice and declaring time to be of the essence provided the Notifying Party is not itself in default under this Agreement.

(b)	If the Defaulting Party fails to satisfy those obligations on or before the 10th Business Day after the date of the notice the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the Defaulting Party.

5.8	Completion simultaneous

(a)	Subject to clause 5.8(b), the actions to take place as contemplated by this clause 5 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(i)	there is no obligation on any party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(iii)	the Seller and the Purchaser must each return to the other all documents delivered to it under this clause 5 and must each repay to the other all payments received by it under this clause 5, without prejudice to any other rights any party may have in respect of that failure.

(b)	The Seller may, in its sole discretion, waive any and all actions that the Purchaser or the Purchaser Guarantor is required to perform under this clause 5 and the Purchaser may, in its sole discretion, waive the action that the Seller is required to perform under this clause 5.

(c)	Completion is taken to have occurred when each party has performed its obligations under this clause 5.

6.	Conduct of Business pending Completion

6.1	Carrying on of Business

Subject to clause 6.2, prior to Completion the Seller must ensure that the Business is conducted in the ordinary course of business and on commercial terms and must, subject to obtaining the Purchaser's prior written consent (not to be unreasonably withheld or delayed):

(a)	ensure that no member of the Company Group incurs any commitment or liability except in the ordinary course of business;

(b)	ensure that no member of the Company Group enters into, varies or terminates any contract or commitment if such action would be likely to have a material adverse effect on the operations or value of the Business or in any case where such contract or commitment has a value of $1,000,000 (other than inventory purchased in the ordinary course of the business), has long term or onerous provisions or has change of control provisions.

(c)	promptly notify the Purchaser of any abnormal or unusual events with respect to the Business or the occurrence of any event outside the ordinary course of business of which it becomes aware;

(d)	take all reasonable steps to preserve the Business, the Assets and the goodwill of each member of the Company Group, including preserving its current business relationships;

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(e)	not (and procure that each member of the Company Group does not):

(i)	amalgamate, merge or consolidate any member of the Company Group with any other entity;

(ii)	issue any Securities in any member of the Company Group;

(iii)	acquire or dispose of, or grant any option or right of pre-emption in respect of, any shares in any member of the Company Group or any other company;

(f)	not (and procure that each member of the Company Group does not) enter into any joint venture or partnership with any person;

(g)	not (and procure that each member of the Company Group does not) acquire or dispose of:

(i)	any business or asset (other than stock in the ordinary course of business) having a value in excess of $150,000; or

(ii)	the whole or any substantial part of the undertaking, assets or business of any member company, firm or other person;

(h)	not (and procure that each member of the Company Group does not) incur any expenditure exceeding $150,000 on capital account or remove any physical assets exceeding $10,000 from any of the Premises (other than stock in the ordinary course of business);

(i)	not (and procure that each member of the Company Group does not) borrow any money or accept any financial facility or make any payments out of, or drawings on, its bank accounts (except routine payments in the ordinary course of business);

(j)	not (and procure that each member of the Company Group does not) grant, modify, dispose of, or terminate any rights, or enter into any arrangement relating to Intellectual Property or otherwise permit any of its rights relating to Business Intellectual Property to lapse – for completeness, a decision not to appeal a rejection of a trade mark application by the relevant Government Agency does not constitute intentionally permitting a right to lapse;

(k)	not (and procure that each member of the Company Group does not) appoint or employ, or make any offer of appointment or employment to, any new directors, employees or consultants at an annual salary or rate of remuneration in excess of $150,000, or dismiss any director, employee or consultant employed or engaged as at the date of this Agreement, other than for cause;

(l)	not (and procure that each member of the Company Group does not) make, or announce any proposal to make, any change or addition (whether immediate, conditional or prospective) to any terms and conditions of, or in respect of employment of, its directors or employees or to any arrangement with any consultants;

(m)	not (and procure that each member of the Company Group does not) institute, settle or agree to settle any legal proceeding relating to its business, save for debt collection in the ordinary course of business or any matter the subject of a Specific Indemnity;

(n)	not (and procure that each member of the Company Group does not) take any action that is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated under this Agreement;

(o)	not (and procure that each member of the Company Group does not) cancel or forgive (or enter into any arrangement to cancel or forgive) any indebtedness owed to or by it, or waive such rights to such indebtedness; and

(p)	not agree, conditionally or otherwise, to do any of the matters set out in paragraphs (a) to (o) above (except paragraph (c)).

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6.2	Permitted acts

Nothing in clause 6.1 restricts the Seller or member of the Company Group from:

(a)	doing anything which is expressly permitted in this Agreement including any of the matters set out in Schedule 11;

(b)	doing anything to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property); or

(c)	taking reasonable steps to settle or otherwise resolve any matter the subject of a Specific Indemnity.

6.3	Access

(a)	Between the Execution Date and the Completion Date, the Seller must procure that the Purchaser and its Representatives are given reasonable access to the Books and Records and Assets of the Company Group and Key Employees.

(b)	The Purchaser must use reasonable endeavours to ensure that any access under this clause is exercised and conducted during normal business hours and in a manner to avoid unreasonable and material disruption to the conduct of the Business and the activities and operations of the Company Group and its Employees.

6.4	Release of Seller Guarantees

(a)	From the date of this document until Completion, the Seller and the Purchaser must use reasonable endeavours to procure the release, with effect from Completion, of each Seller Guarantee.

(b)	If any Seller Guarantee is not released by Completion, the Purchaser must continue to use reasonable endeavours after Completion to procure the release of that Seller Guarantee.

(c)	From Completion until the release of each Seller Guarantee, the Purchaser must indemnify and keep indemnified each Seller Guarantor and the Seller against, and agrees to reimburse and compensate the relevant Seller Guarantor and the Seller (as applicable) for, any liability arising from, and any Loss incurred in connection with, a Seller Guarantee arising in the period after Completion.

6.5	Overdraft facility

(a)	The Purchaser may elect to pay the outstanding balance on the Company’s trading and overdraft facility with St George Bank Limited (“Facility”) and replace the Facility with its own funding, with effect from Completion.

(b)	Where the Purchaser makes an election under clause 6.5(a), the Seller will provide all reasonable assistance to facilitate the release of the Company from any obligations under the Facility, and the discharge of any Security Interests insofar as such Security Interests secure the Facility.

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7.	Warranties and indemnities

7.1	Seller Warranties

(a)	Subject to the other provisions of this clause 7, the Seller represents and warrants to the Purchaser that each of the Warranties is true and accurate.

(b)	Each Warranty is made as at the Execution Date and separately at the Completion Date at a time immediately prior to Completion, unless a Warranty is stated to be made only at Completion or on the Completion Date, in which case that Warranty is made only at the Completion Date at a time immediately prior to Completion.

(c)	Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

(d)	The Seller acknowledges that in entering into this Agreement, the Purchaser has relied, and in completing this Agreement will rely, on the Warranties.

7.2	Seller’s Tax indemnity and limitations

As separate and independent obligations, for a period of 7 years after the date of this Agreement, the Seller will on demand keep the Purchaser and subject to Completion occurring, each member of the Company Group, fully and effectively indemnified from and against, an amount equal to all Tax which is incurred by any member of the Company Group in respect of any event, occurrence, transaction, act or omission occurring during the period before and up to the Completion Date including, for the avoidance of doubt, any reasonable Tax costs to the extent they arise from or are related to any of the matters for which the Seller may be liable under this clause.

7.3	Seller's Pre-Completion Restructuring Tax Indemnity

(a)	The Purchaser is not liable for any Loss which arises directly or indirectly out of or in connection with any Tax which is incurred by any member of the Company Group in respect of the Pre-Completion Restructuring. The Seller will fully indemnify the Purchaser against any and all Loss suffered or incurred by the Purchaser or any member of the Company Group which arise directly or indirectly out of or in connection with any Tax which is incurred by any member of the Company Group in respect of the Pre-Completion Restructuring.

(b)	The parties acknowledge and agree that the Seller is not liable for any Loss which arises directly or indirectly out of or in connection with, and the indemnity in clause 7.3(a) does not extend to, any Loss arising directly or indirectly from the transfer of the NZ Shares to the Company on terms of the New Zealand Sale of Shares Agreement prior to Completion which is to be undertaken at the express request and direction of the Purchaser.

7.4	Seller's Additional Indemnity

The Seller agrees to indemnify the Purchaser in accordance with the indemnity set out in Schedule 15 (“Additional Indemnity”).

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7.5	Seller’s Employment indemnity and limitations

The Seller indemnifies the Purchaser and each member of the Company Group against any Claim by any Employee which is made, brought against, suffered or incurred by the Purchaser or any member of the Company Group, and which arises directly or indirectly out of or in connection with any of the following in respect of the period up to Completion, and whether or not that Claim was within the parties' reasonable contemplation as at the date of this Agreement:

(a)	any failure by any member of the Company Group to:

(i)	pay any Employee the minimum wage under any applicable industrial instrument;

(ii)	accrue annual leave, personal leave and long service leave for any Employee in accordance with the Fair Work Act 2009 (Cth) or any equivalent applicable foreign legislation) and any applicable industrial instrument;

(iii)	provide the prescribed minimal level of superannuation support for each Employee (or, if applicable, contractor) so as to not to incur a Superannuation Guarantee Charge liability under the Superannuation Guarantee (Administration) Act 1992 (Cth) or otherwise meet a Superannuation Obligation in respect of any Employee (or, if applicable, contractor).

(b)	any Claim (excluding a Tax Claim) by a contractor that any contractor of any member of the Company Group is deemed to be an employee at law;

(c)	any Claim by a casual employee that any employee of any member of the Company Group has been misclassified as a casual employee; or

(d)	any Claim (including any Claim for repayment, penalties or interest by the Australian or New Zealand Tax Offices) in relation to the JobKeeper schemes including any Claim that any member of the Company Group:

(i)	was not eligible to receive JobKeeper payments;

(ii)	incorrectly processed payments to ineligible employees;

(iii)	processed payments of incorrect amounts to eligible employees; or

(iv)	failed to submit the required monthly business declarations to the Australian or New Zealand Tax Offices under the JobKeeper schemes.

Nothing in this clause 7.5 limits or prevents the Purchaser from making a Tax Claim under the Tax Indemnity in relation to the subject matter of this clause provide that in doing so the Purchaser is not entitled to any double recovery of Loss.

7.6	Purchaser Warranties

The Purchaser represents and warrants to the Seller that each of the Purchaser Warranties is true and accurate as at the date of this document and immediately before Completion.

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7.7	Purchaser Guarantor Warranties

The Purchaser Guarantor warrants to the Seller that each Purchaser Guarantor Warranty is true and accurate as at the date of this document and immediately before Completion.

7.8	Survival of Purchaser’s Representations, Warranties and Covenants

(a)	The Purchaser Warranties and the Purchaser Guarantor Warranties will survive Completion and, notwithstanding such Completion, will continue in full force and effect for the benefit of the Seller for a period of 2 years from the Completion Date and will then expire together with any right to indemnification for breach thereof unless a claim for indemnification has been made prior to such expiry date.

(b)	Any representation or warranty will survive the time it would otherwise terminate pursuant to clause 7.8(a) to the extent that the party claiming indemnification for such breach will have delivered to the other party written notice setting out with reasonable specificity the basis of such claim promptly and prior to the expiration of such time pursuant to clause 7.8(a), provided, that within 6 months after the delivery of any such notice, the claim has settled between the relevant parties or the party claiming indemnification has instituted legal proceedings in a court of competent jurisdiction notice.

8.	Warranty and Indemnity Limitations

8.1	Time Limits

Notwithstanding anything to the contrary contained in this Agreement, the Seller will not be liable to the Purchaser for any Purchaser Claim or any Loss in respect of a W&I Claim unless:

(a)	the Purchaser has given written notice to the Seller in accordance with clause 9.1, on or before the expiration of:

(i)	7 years after the Completion Date, in respect of the Tax Warranties and the Title and Capacity Warranties;

(ii)	7 years after the Completion Date, in respect of the Tax Indemnity;

(iii)	3 years after the Completion Date, in respect of each of the Pre-Completion Restructuring Indemnity, the Employee Indemnity and the Additional Indemnity; and

(iv)	2 years after the Completion Date, in respect of all other Warranties; and

(b)	within 6 months after the date of that notice, the Claim has been:

(i)	admitted or satisfied by each relevant Seller;

(ii)	settled between each relevant Seller and the Purchaser; or

(iii)	referred to a Court of competent jurisdiction by the Purchaser instituting and serving legal proceedings against the relevant Seller in relation to the W&I Claim.

Notwithstanding any provision in this Agreement to the contrary none of the liability limitations set out in this Agreement apply to Purchaser Claims of any amount arising from Fraud on the part of the Seller which Purchaser Claims may be brought by the Purchaser at any time.

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8.2	Quantum

The only liability the Seller has in respect of any W&I Claim is where a W&I Claim is made by the Purchaser and the W&I Claim is accepted by the W&I Insurer, in which case the Seller is responsible only for 50% of any deductible applied in relation to the payout of any W&I Claim by the W&I Insurer which:

(a)	for the period commencing on the Completion Date and ending on the date which is 12 months after the Completion Date (First Anniversary) will be $255,000; and

(b)	for the period commencing on the day immediately after the First Anniversary will be $127,500;

in which case, subject to this clause, the Seller is liable for 50% of the $255,000 or $127,500 as the case may be.

8.3	Maximum Liability for Purchaser Claims

The total liability of the Seller in respect of Purchaser Claims is not more in aggregate than:

(a)	in respect of the Tax Warranties, Tax Indemnity, the Title and Capacity Warranties and the Pre-Completion Restructuring Indemnity, an amount equal to 100% of the Purchase Price actually received by the Seller;

(b)	in respect of the Employee Indemnity and the Additional Indemnity, an amount equal to 10% of the Purchase Price actually received by the Seller;

(c)	in respect of a W&I Claim, the amount set out in clause 8.2;

(d)	in respect of all other Purchaser Claims, an amount equal to 10% of the Purchase Price actually received by the Seller.

In no case will the Seller be liable, in respect of all Purchaser Claims, in total for more than 100% of the Purchase Price actually received by the Seller.

8.4	Disclosure

The Purchaser is not entitled to claim that any of the Warranties are breached to the extent that the fact, matter or circumstance causing the breach is Fairly Disclosed in:

(a)	this Agreement (including any Schedule);

(b)	in relation to any member of the Company Group, any information available on the day which is 5 Business Days prior to the date of this Agreement (regardless of whether the Purchaser has accessed or considered that information), on the following public registers:

(i)	the ASIC company database and its New Zealand equivalent;

(ii)	the trademarks and domain name registers maintained by IP Australia and its New Zealand equivalent;

(iii)	the PPS registers maintained under the PPS Law;

(iv)	the public records maintained by the High Court, the Federal Court and the Supreme Courts of Queensland, South Australia, Northern Territory, Tasmania, Western Australia, Australian Capital Territory, New South Wales and Victoria and its New Zealand's equivalents;

provided that no fact, matter or circumstanced disclosed in (a) or (b) above will operate as disclosure against any Specific indemnity or will operate so as to limit the Purchaser’s rights under clauses 7.2, 7.3, 7.4 and 7.5.

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8.5	Seller’s opinions, estimates and forecasts

(a)	The liability of the Seller in relation to a Purchaser Claim is reduced or extinguished to the extent that the Purchaser Claim relates to a matter in the Disclosure Materials or Disclosure Schedules which refers to:

(i)	forward looking information or expression of intention;

(ii)	an expectation or opinion;

(iii)	a forecast, budget or projection; or

(iv)	future profitability.

(b)	If the Purchaser or any of its officers, or employees receives or has received information of the kind referred to in clause 8.5(a), then it is provided for information purposes only and the Purchaser acknowledges that:

(i)	the Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of all such information furnished to it; and

(ii)	the Seller is not liable in respect of a Purchaser Claim arising out of or relating to any such information.

8.6	Recovery under other rights and reimbursement

The Seller is not liable under a Claim for any Loss to the extent that the Purchaser or Purchaser Guarantor is able to recover, or is able to be compensated by any other means, from another source whether by way of contract, indemnity or otherwise (including, but not limited to, under a policy of insurance including the W&I Policy or from a Government Agency).

8.7	Mitigation of loss

(a)	The Purchaser must:

(i)	take all reasonable actions to mitigate any Loss that may give rise to a Claim, including recovery or pursuance of any amounts (including any tax or payments under any insurance policy) from any Third Party; and

(ii)	not knowingly omit to take any reasonable action that would mitigate any Loss that may give rise to a Claim.

(b)	If the Purchaser does not comply with clause 8.7(a) and compliance with clause 8.7(a) would have mitigated the Loss, the Seller is not liable for the amount by which the amount of the Claim is increased.

(c)	The Purchaser will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss or breach of this Agreement.

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8.8	General limitations

The Seller is not liable under a Claim for any Loss to the extent that Loss:

(a)	(provisions in Accounts) has been specifically included as a provision, allowance, reserve or accrual in the Management Accounts (or the Adjustment Statement), Group Last Accounts, or that arises in respect of a matter that has been specifically noted in the Group Management Accounts (or the Adjustment Statement), or Group Last Accounts;

(b)	(contingent losses) is contingent, unless and until the Loss becomes an actual Loss and is due and payable;

(c)	(pre-Completion actions) arises from an act or omission by or on behalf of the Seller before Completion that was done or made:

(i)	with the prior written consent of the Purchaser;

(ii)	at the written direction or instruction of the Purchaser; or

(iii)	to satisfy any obligation under any law or any obligation under any contract to which a Group Company is a party.

(d)	(change of law or interpretation) arises from:

(i)	the enactment or amendment of any legislation or regulations;

(ii)	a change in the Accounting Standards;

(iii)	a change in the judicial or administrative interpretation of the law; or

(iv)	a change in the practice or policy of any Government Agency,

after the Execution Date, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect, unless the relevant change was announced prior to the Completion Date;

(e)	(consequential loss) is Consequential Loss; or

(f)	(remediable loss) is remediable, provided it is remedied to the satisfaction of the Purchaser, acting reasonably, within 20 Business Days after the Seller receives written notice of the Claim in accordance with clause 9.1.

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8.9	General limitations – Tax

The Seller is not liable under clause 7.2, clause 7.3 or in respect of an alleged breach of a Tax Warranty or Tax Indemnity to the extent that:

(a)	a provision for that Tax has been specifically included in the Company Group’s accounts as at the Last Accounts Date or that Tax arises as a result of any transaction of the relevant member of the Company Group between the Last Accounts Date and the Completion Date which is in the ordinary course of business;

(b)	the amount otherwise payable has been recovered by the Purchaser under a Purchaser Claim;

(c)	the Tax arises or is increased out of anything done or omitted to be done in accordance with the terms of this Agreement or any other related document or with the prior written approval of the Purchaser;

(d)	the Tax arises or is increased out of any voluntary act, omission or transaction carried out by or on behalf of any member of the Company Group after Completion except as required by law, or where a change of board composition or location of board meetings results in a change of tax residency from Australia to any other jurisdiction for any Subsidiary at Completion that was incorporated in a country other than Australia;

(e)	the Tax arises or is increased from the failure of the Purchaser or any member of the Company Group after Completion to lodge in a timely manner any return, notice or other document relating to Tax ;

(f)	the Tax arises or is increased from or the amendment after Completion of any Tax return of any member of the Company Group relating to a period ending prior to Completion (except where that amendment is required by law or is approved by the Seller in writing before it is made);

(g)	the Tax arises or is increased from a change in any legislation or regulation relating to Tax, any judicial or administrative interpretation of any legislation or regulation or any practice or policy or public or private ruling of any Government Agency after the date of this Agreement (whether or not retrospective in effect), or any change to any Tax rate or method of calculation of Tax;

(h)	the Tax arises or is increased from any member of the Company Group taking a position after Completion in relation to the application of a legislation or common law in relation to Tax that is inconsistent with the position taken by the member of the Company Group before Completion, unless such a position is required by law or is approved by the Seller in writing before it is made;

(i)	the Tax is GST which is recoverable from the recipient of a supply or for which an Input Tax Credit is available;

(j)	the amount of the Tax is increased as a result of the failure of the Purchaser to comply with the provisions of clause 9;

(k)	the Tax is an amount for which the Purchaser is liable under clause 19;

(l)	the Tax arises or is increased as a result of any change in Accounting Standards after Completion;

(m)	the Tax arises from or is increased by the failure of the Purchaser or Company Group after Completion to claim all or any portion of any allowance, deduction, credit,;

(n)	the Tax arises from or is increased by the failure of the Purchaser or Company Group after Completion to disclosure or correctly describe in any return, notice, objection or other document relating to the Claim any fact to the extent that it was within the knowledge of either the Purchaser or Company Group;

(o)	the Tax arises from or is increased by the failure of the Purchaser or Company Group after Completion to take any other action which the Purchaser or Company Group is required to take under Tax Law;

(p)	the Claim relates to a matter that is timing in nature, such that a benefit (including the non-inclusion of an amount in assessable income) arises to a Company Group or the Purchaser in a different period; or

(q)	the Tax has been paid or discharged before Completion.

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8.10	Fraud

Nothing in this clause limits the Seller’s liability where the breach of Seller Warranty occurs as a result of the Seller’s Fraud and the amount agreed or finally determined cannot be recovered by the Purchaser.

8.11	No reliance

Each of the Purchaser and the Purchaser Guarantor acknowledges, and represents and warrants to the Seller, that:

(a)	the Seller has not made or given, nor has the Purchaser or the Purchaser Guarantor relied upon, any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Business;

(b)	no representations, warranties, promises, undertakings, statements or conduct:

(i)	have induced or influenced neither the Purchaser nor the Purchaser Guarantor to enter into, or agree to any terms and conditions of, this Agreement;

(ii)	have been relied on in any way as being accurate by the Purchaser or the Purchaser Guarantor;

(iii)	have been warranted to the Purchaser or the Purchaser Guarantor as being true;

(iv)	have been taken into account by the Purchaser or the Purchaser Guarantor in making a decision to enter into this Agreement,

except those expressly set out in this Agreement;

(c)	the Warranties are the sole and exclusive representations and warranties of the Seller in respect of the Business, the Company Group and the Sale Shares and to the maximum extent permitted by law, all terms, conditions, undertakings, inducements, warranties and representations, whether express or implied, statutory or otherwise, not expressly set out in this Agreement and which relate to this Agreement or a matter the subject of a Warranty, are excluded.

8.12	W&I Policy - General

(a)	The parties acknowledge and agree that:

(i)	the W&I Policy has been obtained in the name of the Purchaser, as the insured party; and

(ii)	the Seller has been (or will on the Completion Date be) provided with a copy of the W&I Policy and a copy of the certificate of currency of the W&I Policy; and

(iii)	the Purchaser and the Seller must each pay 50% of the Premium to the W&I Insurer (or its nominee or agent, as the case may be).

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(b)	The Purchaser covenants with the Seller that:

(i)	once issued, it will not agree to any amendment, variation or waiver of the W&I Policy (or do anything which has a similar effect) without the consent in writing of the Seller;

(ii)	it will not novate, or otherwise assign its rights under, the W&I Policy (or do anything which has similar effect) or do anything which causes any right of the insured under the W&I Policy not to have full force and effect upon its terms;

(iii)	it will comply with all terms and conditions of the W&I Policy, including any pre or post Completion deliverables required under the W&I Policy;

(iv)	it will ensure that no W&I Insurer or person claiming through the W&I Insurer in relation to the W&I Policy brings any Claim against the Seller or any Seller Officer by way of subrogation, claim for contribution or otherwise, other than Claims by way of subrogation against the Seller to the extent that the relevant Loss arose out of Fraud by the Seller or any Seller Officer and only to the extent of the rights of recovery relating directly to Fraud by that person; and

(v)	it will take reasonable steps between the Execution Date and the Completion Date to respond to and finalise any outstanding queries from the W&I Insurer with the intention of limiting any qualifications on coverage of the W&I Policy which the W&I Insurer may otherwise require, to the extent it is reasonably feasible to do so; and

(c)	the parties acknowledge and agree that, notwithstanding that the Purchaser is or may be unable to pursue or obtain any remedy under any insurance policy including the W&I Policy, whether due to policy exceptions or exclusions, validity (including, without limitation if the W&I Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or otherwise, the provisions of clauses 8.12 and 8.13 will apply.

8.13	Recourse is under W&I Policy only

The Purchaser, for valuable consideration received, undertakes and agrees that, notwithstanding anything to the contrary in this Agreement, save in the case of Fraud by the Seller and except in relation to a Claim in respect of the Title and Capacity Warranties:

(a)	it will have sole recourse against the W&I Insurer under the W&I Policy in respect of any W&I Claim;

(b)	it will not be entitled to make, will not make, and hereby irrevocably waives any right it may have to make, any Claim against the Seller in respect of or arising out of any W&I Claim, except only to the extent required to permit a Claim against the W&I Insurer and on the basis that no Seller will have any liability whatsoever for such Claim beyond an aggregate amount of $1.00;

(c)	it will not make any Claim against or seek to claim or seek any indemnity, contribution or otherwise join to any proceeding against the Seller or any Company Group member or any officer of the Seller or any Company Group member under any circumstances relating to any W&I Claim; and

(d)	if there is any conflict or inconsistency between either clause 8.12 and this clause 8.13 and any other provisions of this Agreement, the terms of clause 8.12 and this clause 8.13 prevail, and to avoid any doubt, nothing in this clause 8.13 restricts any rights of the Purchaser in relation to the Pre-Completion Restructuring Indemnity, the Employee Indemnity and the Additional Indemnity.

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8.14	Exclusions

(a)	Subject to clause 8.14(b), the undertakings given by the Purchaser in clause 8.13 also apply to any Claim not covered by the W&I Policy due to any exclusion, retention or deductible amount or exhaustion of coverage.

(b)	The Seller will be responsible for paying 50% of any deductible amount and the Purchaser will be responsible for paying 50% of any deductible amount.

8.15	Warranty Limitations

Without limiting clause 8.13, the Seller will not be liable (whether by way of damages or otherwise) for any W&I Claim to the extent that the Purchaser has otherwise already recovered the Loss arising in connection with the subject matter of that W&I Claim, whether under a policy of insurance (including the W&I Policy) or otherwise, to the intent that the Purchaser will not be entitled to recover twice in respect of the same Loss.

8.16	Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

8.17	Payments affecting Purchase Price

(a)	Any payment made by the Seller to the Purchaser in respect of any Claim will be a reduction of the Purchase Price received by the Seller.

(b)	Any payment (including a reimbursement) made by the Purchaser to the Seller in respect of any Claim will be an increase in the Purchase Price received by the Seller.

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9.	Procedure for Purchaser Claims

9.1	Notice of Purchaser Claims

(a)        The Purchaser must as soon as reasonably practicable and in any event within 20 Business Days, notify the Seller if:

(i)	it decides to make a Purchaser Claim against the Seller;

(ii)	a Third Party Claim is made or a Tax Demand is received that the Purchaser reasonably expects is likely to give rise to a Purchaser Claim against the Seller; or

(iii)	the Purchaser becomes aware of any events, matters or circumstances (including any potential or threatened Third Party Claim or Tax Demand) that the Purchaser reasonably expects is likely to give rise to a Purchaser Claim against the Seller).

(b)       The notice given under clause 9.1(a) must include:

(i)	all reasonable details of the dispute and the basis for the notice and an estimate (where practicable to quantify) of the amount of that Purchaser Claim; and

(ii)	copies of any documents (including a copy of any Tax Demand) evidencing the Purchaser Claim.

(c)       The Purchaser must keep the Seller informed of all material developments in relation to the Purchaser Claim notified under this clause 9.1, including by providing any details or documents which were not included in the notice given under clause 9.1(a) within 5 Business Days of the Purchaser becoming aware of such details or receiving such documents.

(d)       If the Purchaser does not comply with this clause 9.1 in respect of a Purchaser Claim in all material respects, the Seller is not liable under the Purchaser Claim to the extent the Seller can establish that the Purchaser's non-compliance has increased the amount of the Purchaser Claim.

9.2	Tax Demands

(a)       The Purchaser must promptly notify the Seller and in any event within 15 Business Days after becoming aware of a Tax Demand, providing a notice setting out:

(i)	the amount of the Tax Demand (where known);

(ii)	a description in reasonable detail of the nature of the Tax Demand; and

(iii)	a copy of any documents or materials issued by a Tax Authority in respect of the Tax Demand.

(b)       Failure by the Purchaser to notify the Seller of a Tax Claim in accordance with this clause 9.2 does not prevent the Purchaser from making a Tax Claim under this agreement, however the Seller's liability for the Tax Claim will be reduced to the extent that any failure by the Purchaser to comply with this clause 9.2 has increased the amount of the Tax Claim.

9.3	Tax Demand or Specific Indemnity Claim conduct

(a)       Subject to receipt of the notice given under clause 9.1(a), the Seller may elect to have the sole control of the conduct of any action to dispute, defend, object to, contest, appeal, compromise or settle a Tax Demand or Specific Indemnity Claim.

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(b)       The Seller must notify the Purchaser promptly after receipt of the notice under clause 9.2(a), of the Seller’s election under this clause (Notified Claim) and the Purchaser must allow the Seller to take control of the Notified Claim.

(c)       If the Seller does not elect to have control of a Tax Demand or Specific Indemnity Claim then the conduct of the Tax Demand or Specific Indemnity Claim will be within the control of the Purchaser.

(d)       Clause 9.3(a), does not apply if the Tax Demand or Tax Indemnity Claim is a part of a broader Tax investigation or dispute with a Tax Authority which relates to the period both before and after the Completion Date.

9.4	Process

(a)        The party with control of a Tax Demand or Specific Indemnity Claim (Controlling Party):

(i)	must keep the other party (Non-Controlling Party) fully informed of any proposed conduct in relation to the Tax Demand or Specific Indemnity Claim and provide the Non-Controlling Party with sufficient time to determine whether or not it agrees with any proposed course of action, including providing a draft of all correspondence and other documentation it intends to submit in connection with the relevant Claim at least 15 Business Days before its intended submission and procure that any reasonable comments of the Non-Controlling Party are incorporated into any such correspondence or document;

(ii)	must consult with and use its reasonable endeavours to agree with the Non-Controlling Party the optimal approach to favourably settling the Tax Demand with the Tax Authority or the Specific Indemnity Claim with the relevant Third Party;

(iii)	must comply, and act in accordance, with all laws including Tax Laws; and

(iv)	must not settle or compromise the relevant Claim without the written consent of the Non-Controlling Party which must not be unreasonably withheld or delayed.

(b)       The Non-Controlling Party must use reasonable endeavours to provide:

(i)	assistance reasonably required by the Controlling Party to conduct the relevant Claim;

(ii)	access to such documents and records of, or relating to, the relevant member of the Company Group to avoid, contest, resist, compromise or defend the relevant Claim.

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(c)       If the Non-Controlling Party disagrees with the proposed conduct of any Tax Claim then it must provide the Controlling Party with written details of the specific items or aspects of disagreement within 5 Business Days (Tax Claim Dispute).

9.5	Resolution of Dispute

(a)       The Purchaser and Seller will endeavour to resolve any Tax Demand Dispute within 20 days of the Non-Controlling Party notifying the Controlling Party of the dispute under clause 9.4(c).

(b)       If the Purchaser and Seller are not able to resolve any Tax Demand Dispute within 20 days (or such longer period as may be agreed in writing by the parties) then the parties must refer the dispute to a Tax Expert for determination in accordance with clause 9.6.

9.6	Tax Expert

Where a Tax Expert is appointed:

(a)        the Tax Expert must act as expert and not as arbitrator;

(b)        the Tax Expert must determine the matter in dispute as soon as possible and in any event within 30 days after their appointment;

(c)        the decision of the Tax Expert is to be conclusive and binding on the parties in the absence of manifest error;

(d)        the Purchaser and Seller agree to each pay one half of the Tax Expert's costs and expenses in connection with the reference; and

(e)        the procedures for determination are to be decided by the expert in its absolute discretion.

10.	Tax Returns

10.1	Responsibility for preparation and lodgement of Tax Returns

(a)        The Seller must prepare, and the Purchaser must lodge or procure the lodgement of, any Tax Returns for any Company Group member:

(i)	if the Tax Return relates to income Tax, for any period or part period that ends on or before Completion that is not lodged before Completion; or

(ii)	if the Tax Return relates to any other Tax, for any period that ends on or before Completion that is not lodged before Completion,

(each a Pre-Completion Return).

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(b)      The Seller must prepare and lodge, or must procure the preparation and lodgement of, any Tax Return for a Company Group member for any period that commences before Completion and ends after Completion (Straddle Return) consistent with the requirements of Tax Law. All Straddle Returns must be prepared on the basis that any Tax relief available to a Company Group member (which includes any carried forward tax losses) is utilised to the maximum extent possible.

This clause 10.1 does not apply to the income Tax Return of a Tax Consolidated Group of which the Company Group member is a member at or after Completion.

(c)       The Purchaser will be wholly responsible for the preparation and lodgement of any Tax Return for any period that commences on or after Completion.

10.2	Review of Relevant Tax Return

The party responsible (Preparer) for preparing a Tax Return under either clause 10.2(a) or 10.2(b) (Relevant Tax Return) must provide a draft Relevant Tax Return, together with supporting work papers, to the other party (Reviewer):

(a)       in the case of a Relevant Tax Return that relates to Tax other than income Tax, no later than 10 Business Days before the due date for lodgement; and

(b)        in the case of any Relevant Tax Return relating to income Tax, no later than 30 Business Days before the due date for lodgement.

10.3	Comments on Relevant Tax Return

(a)       The Reviewer must provide the Preparer with any comments on the draft Relevant Tax Return:

(i)	in the case of a Relevant Tax Return that relates to Tax other than income Tax, within 2 Business Days of receipt of the draft Relevant Tax Return; and

(ii)	in the case of any other Relevant Tax Return, within 3 Business Days of receipt of the draft Relevant Tax Return.

(b)       If the Reviewer does not provide any comments within the time specified in this clause 10.3, the Reviewer will be deemed to have no comments and the Preparer will be required to lodge the Relevant Tax Return in the form as prepared by the Preparer under clause 10.2.

10.4	Incorporation of comments into Relevant Tax Return

(a)       The Preparer must give the Reviewer notice within 5 Business Days of receiving the Reviewer’s comments advising whether all of the Reviewer’s comments have been incorporated into the Relevant Tax Return and to the extent that the Reviewer’s comments have not been incorporated into the Relevant Tax Return, detailed reasons why those comments were not incorporated (Confirmation Notice).

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(b)       If the Preparer does not incorporate all of the Reviewer’s comments, the Reviewer may provide the Preparer with a notice of dispute within 2 Business Days of receipt of the Confirmation Notice (Tax Return Dispute Notice).

(c)       If the Reviewer does not provide a Tax Return Dispute Notice in relation to a Relevant Tax Return in accordance with clause 10.4(b), the Reviewer is deemed to have agreed to the content of the Relevant Tax Return.

(d)       If the Reviewer provides a Tax Return Dispute Notice in accordance with clause 10.4(b), the Purchaser and the Seller agree to work together to resolve the dispute (Tax Return Dispute) as soon as reasonably possible. If the dispute remains unresolved 5 Business Days following receipt of the Tax Return Dispute Notice, the relevant parties agree to refer the dispute to a Tax Expert in accordance with clause 10.7.

(e)       The Purchaser must, subject to clause 10.4(f), amend any Relevant Tax Return which is the subject of a Tax Return Dispute Notice in accordance with the Tax Expert’s decision prior to lodgement.

(f)        If a Relevant Tax Return is due for lodgement before the process in this clause 10.4 is initiated or completed, the Purchaser may, in its absolute discretion:

(i)	lodge the Relevant Tax Return 10.4(f) in the form determined by the Purchaser, notwithstanding the Tax Expert has not made a decision; or

(ii)	at the cost of the Purchaser, delay lodgement of the Relevant Tax Return until such time that the Tax Expert has made a decision.

(g)       If the Relevant Tax Return is lodged in accordance with clause 10.4(f)(i) above and the Tax Expert’s decision is such that the Relevant Tax Return should have been lodged in a different form, the Purchaser must amend the Relevant Tax Return to reflect the Tax Expert’s decision.

10.5	Access and assistance

The parties agree to provide, and to procure that the Target Group Members provide, each other with all reasonable assistance and access to records and documents (including all electronic records and documents) required to prepare and lodge the Relevant Tax Returns. The parties must also provide reasonable access to any employee, agent, director or other person who has information relating to the Target Group Member which is necessary to prepare and lodge the Relevant Tax Returns.

10.6	Costs

Each party must pay its own Costs in connection with this clause 10.6 unless otherwise specified.

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10.7	Tax Expert

(a)       The Seller and the Purchaser may make submissions to the Tax Expert in relation to the Tax Return Dispute.

(b)       The Tax Expert is appointed as an expert and not an arbitrator and will determine the procedures for settling the Tax Return Dispute.

(c)       The Tax Expert must provide written notice of its decision on the Tax Return Dispute to the Seller and the Purchaser and the decision of the Tax Expert is final, conclusive and binding on the parties (in the absence of manifest error).

(d)       The Seller will pay one half of the Tax Expert’s costs and expenses in relation to the Tax Return Dispute and the Purchaser will pay one half of the Tax Expert’s costs and expenses in relation to the Tax Return Dispute.

11.	Post-Completion Obligations

(a)       The Purchaser must procure, on or before the 5th Business Day after the Completion Date, the payment (after accounting for any PAYE Tax) of all Short Term Incentive Amounts payable to Key Employees at the Completion Date (as set out in Column A of Schedule 12).

(b)       The Purchaser must procure, on or before the 5th Business Day after the date which is 12 months after the Completion Date (First Anniversary), the payment (after accounting for any PAYE Tax) of all Long Term Incentive Amounts payable to Key Employees at the First Anniversary (as set out in Column A of Schedule 12).

(c)       The parties agree that no amount in respect of any superannuation payment or contribution will be deducted from any Short Term Incentive Amount or Long Term Incentive Amount payable to a Key Employee.

(d)       The Purchaser is not required to pay any Long Term Incentive Amount to a Key Employee who has resigned as an Employee, or has been terminated for cause, prior to the First Anniversary.

(e)       The aggregate amount not paid to any such Key Employees (Unpaid LTI Amount) must be treated as a further adjustment to the Purchase Price and the Purchaser must pay an amount equal to the (Unpaid LTI Amount, inclusive of all PAYE Tax) to the Seller on or before the 5th Business Day after the First Anniversary.

(f)        The amount equal to the sum of:

(i)	all Short Term Incentive Amounts owing to Key Employees at the Completion Date (as set out in Column D of Schedule 12) multiplied by 80%;

(ii)	all Long Term Incentive Amounts at the First Anniversary (as set out in Column D of Schedule 12) multiplied by 80%; and

(iii)	all on-costs (comprising superannuation, payroll tax and workers compensation payments) in relation to the amounts payable under sub-paragraphs (i) and (ii) above multiplied by 80%,

will be recognised as part of Debt for the purpose of Schedule 5.

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12.	Purchaser Parent Guarantee

12.1	Purchaser Parent Guarantee

The Purchaser Guarantor provides the Purchaser Parent Guarantee on the terms of Schedule 7.

13.	Richard Cropley Guarantee

13.1	Richard Cropley Guarantee

Richard Cropley provides the Richard Cropley Guarantee on the terms of Schedule 8.

14.	Non-compete

14.1	The Seller, Richard Cropley, Hugh Cropley and Oliver Cropley (Covenantor) covenant with the Purchaser that they (whether alone or jointly with any other person and whether directly or indirectly, and whether as shareholder, participator, partner, promoter, director, officer, agent, manager, employee or consultant of, in or to any other person) will not at any time for the Restraint Period after Completion in the Restraint Territory:

(a)       compete with the Business;

(b)       solicit or endeavour to entice away from or discourage from dealing with the Purchaser or the Business any person who was at any time during the period of 12 months preceding the Completion Date a supplier or customer, or prospective client or customer, of the Company Group in respect of the Business or seek to interfere with the continuance of supplies to the Company Group;

(c)       solicit or endeavour to entice away from or discourage from being employed by the Purchaser any person who was at the Completion Date an officer of any Company Group member or an Employee whether or not such person would commit a breach of contract by reason of leaving service;

(d)       employ or conclude a contract of services with or engage or attempt to employ or offer to employ or engage or negotiate or arrange the employment or engagement by any other person, firm or company of any person who was at the Completion Date, or was at any time during the period of 12 months prior to the Completion Date, an officer of any Company Group member or an Employee

(e)       in relation to any trade, business or company, use a trade name, trade or service mark, design or logo or any confusingly similar word in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo of any member of the Company Group.

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14.2	Each of clauses 14.1(a) to 14.1(d) shall be deemed to constitute a separate agreement and shall be construed independently of the others.

14.3	The parties consider the restrictions in clauses 14.1(a) to 14.1(d) to be reasonable, but if a court of competent jurisdiction finds any of them to be unenforceable, the parties agree to accept any modification as to the area, extent or duration of the restriction concerned which the court sees fit to impose or, if it does not see fit, which is reasonably necessary to render the restriction enforceable.

14.4	Each Covenantor acknowledges and agrees that:

(a)       the provisions of this clause 14:

(i)	are reasonable and necessary to preserve the business interests of the Company Group, its present and potential business activities, and the economic benefits derived from those activities;

(ii)	are reasonable and necessary for the protection of the Purchaser in respect of the goodwill of the Business; and

(iii)	are not an undue restraint on the trade of any Covenantor, any Associate of any Covenantor or any of the public interests which may be involved;

(b)       the Covenantor gives the covenants in this clause 14 for valuable consideration received;

(c)       it has received independent legal advice in relation to this clause 14 prior to entering into this Agreement; and

(d)       a breach of any of the covenants in this clause 12 would cause irreparable injury to the Business and to any or all of the Purchaser and diminish the value of the goodwill of the Business and that monetary damages will be extremely difficult to ascertain and will not afford an adequate remedy.

14.5	The Purchaser acknowledges that:

(a)       nothing in this clause 14 restricts or prevents the Covenantor or any Associate of the Covenantor (as at the Completion Date or thereafter) from acquiring or holding Securities:

(i)	in the Purchaser Guarantor; or

(ii)	in any entity provided the holding does not exceed 2% of the Securities on issue in that entity; and

(b)       if any or all of Richard Cropley, Hugh Cropley or Oliver Cropley is employed or engaged by any Company Group member, the Purchaser or any Related Body Corporate of the Purchaser, that employment or engagement will not breach clause 14.1(e).

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15.	GST

15.1	Interpretation

(a)       In this clause, a word or expression defined in the GST Act which is not otherwise defined in this Agreement has the meaning given to it in that Act.

(b)      Where the Supplier, Recipient or Payee in this clause is a member of a GST group, a reference to the Supplier, Recipient or Payee includes the representative member of the GST group.

15.2	GST gross up

All consideration provided under this agreement is exclusive of GST unless it is specifically expressed to be GST inclusive. If a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this agreement in respect of which GST is payable, the Recipient must pay the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for the taxable supply was specified to include GST). The additional amount must be paid by the Recipient by the later of:

(a)        the date when any consideration for the taxable supply is first paid or provided; and

(b)        the date when the Supplier issues a tax invoice to the Recipient.

15.3	Adjustment events

If an adjustment event varies the amount of GST payable by a Supplier under this agreement, the Supplier must adjust the amount payable by the Recipient to take account of the adjustment event. Any resulting payment must be paid by the Supplier to the Recipient, or the Recipient to the Supplier (as appropriate) within 10 Business Days of the Supplier becoming aware of the adjustment event. Any payment under this clause is to be treated as an increase or decrease of the additional amount payable under clause 15.2.

15.4	Reimbursements

Subject to an express provision in this agreement to the contrary, any payment, reimbursement or indemnity required to be made to a party (the Payee) under this agreement which is calculated by reference to an amount paid or payable by the Payee to a third party (Outgoing) will be calculated by reference to that Outgoing inclusive of GST, less the amount of any input tax credit which the Payee, or the representative member of a GST group of which Payee is a member, is entitled to claim on that Outgoing.

15.5	Clause survives termination

This clause will survive the termination of this agreement by any party.

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16.	Confidentiality and Announcements

16.1	Confidentiality

Subject to clause 16.2, until Completion, each party will (and each party will procure that its employees, officers and Related Bodies Corporate will) keep strictly confidential and will not disclose to any Third Party without the prior written consent of the other parties:

(a)	any information concerning any other party;

(b)	the existence of and contents of this Agreement;

(c)	any information of which it has become aware in connection with this Agreement;

(d)	any transaction undertaken pursuant to this Agreement,

(whether in writing, orally or by any other means and whether directly or indirectly) other than information that is or becomes generally available to the public other than as a result of a breach of this Agreement (Confidential Information). The parties acknowledge and agree that upon Completion, the confidentiality provisions in this clause 16.1 will terminate and will no longer apply.

16.2	Exceptions

A party may disclose Confidential Information:

(a)	as and to the extent required by law or under this Agreement and provided that the party must give as much advance notice to the other parties as possible of its intention to make the disclosure and take all lawful steps to confine the disclosure of any Confidential Information and preserve its confidentiality;

(b)	to the directors, secretary, professional advisers and bankers of that party and its Related Bodies Corporate so long as the party uses all reasonable endeavours to ensure that the matters disclosed are kept confidential; or

(c)	to the extent that a party may, at any time after any other party has failed to observe or perform all of its obligations under this Agreement, consider necessary or desirable to preserve or enforce its interests or rights.

16.3	Injunctive relief

Each party acknowledges that monetary damages alone may not be adequate compensation to the other parties for a breach of this clause 16 and that any of the other parties are entitled to seek an injunction from a court of competent jurisdiction if the party fails to comply or threatens to fail to comply with this clause 16.

16.4	Survival of Clause

If Completion does not occur, this clause 16 survives the termination of this Agreement.

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16.5	Public announcements

(a)       No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made after the date of this Agreement without the prior written consent of the Seller and the Purchaser as to form, content, timing and manner of distribution.

(b)       Notwithstanding the foregoing, nothing in this Agreement shall preclude any party from making any public announcement or filing that the disclosing party reasonably deems necessary to comply with law (but after prior consultation, to the extent legally permitted, with the other party hereto). The Seller will cooperate with the Purchaser to develop all public communications related to the transactions contemplated hereby. Nothing in this Agreement shall prevent the Purchaser or any of its affiliates from disclosing any information regarding this Agreement or the transactions contemplated hereby to other persons: (i) to the extent required by applicable law (including the rules and regulations of the U.S. Securities Exchange Commission or a national securities exchange upon which the Clarus Shares are listed or traded); or (ii) on the advice of counsel.

(c)       Subject to clause 16.5(d), before a party makes any public announcement where the predominant (but not necessarily the sole) focus of that public announcement is the subject of this Agreement or the Lock Up Agreement, that party must:

(i)	provide each other party with a draft copy of, and a reasonable opportunity to comment on, the public announcement; and

(ii)	(acting in good faith) consider any comments provided by the other party or its representatives.

(d)       A party will only be required to comply with clause 16.5(c) if and to the extent that compliance would not, in the reasonable opinion of that party, be likely to result in that party breaching its continuous disclosure obligations or any other applicable law, rule or regulation.

17.	Reputation

Each party to this Agreement must not, at any time and in any dealings with any Third Party, cause, or do anything that might be reasonably expected to cause, damage to the reputation of the Company, the Purchaser or the Purchaser Guarantor.

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18.	Survival of representations and indemnities

18.1	Survival of representations

Each representation and warranty in this Agreement:

(a)	is severable;

(b)	will survive the execution and delivery of this Agreement; and

(c)	is given with the intent that liability under it will not be confined to breaches of it discovered prior to the Execution Date.

18.2	Survival of indemnities

Each indemnity provided under this Agreement:

(a)	is severable;

(b)	will be a continuing obligation; and

(c)	will constitute a separate and independent obligation from any other obligation under this Agreement.

19.	Costs and Duty

19.1	Costs of preparing agreement

Each party will bear its own costs, charges and expenses (including but not limited to legal and accounting fees) incurred in connection with the negotiation, preparation and execution of this Agreement and all other deeds, agreements and other documents to be executed under this Agreement.

19.2	Costs of performance

Any action to be taken by the Seller, the Company or the Purchaser in performing their obligations under this Agreement must be taken at their own cost and expense unless otherwise provided in this Agreement.

19.3	Duty

Other than in respect of any Duty payable in relation to any Pre Completion Restructure Step (other than in connection with the NZ Restructure) as contemplated in Schedule 11 which shall be for the account of the Seller, the Purchaser must bear and is responsible for all Duty on or in respect of this Agreement and the sale of the Sale Shares contemplated by this Agreement.

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20.	Notices

20.1	Method

All notices, requests, demands, consents, approvals, offers, agreements or other communications (notices) given by a party under or in connection with this Agreement must be:

(a)	in writing;

(b)	signed by a person duly authorised by the sender;

(c)	directed to the intended recipients address (as specified in clause 20.3 or as varied by any notice); and

(d)	hand delivered, sent by prepaid post or email or other mode of electronic delivery to that address.

20.2	Receipt

A notice will be deemed, in the absence of proof to the contrary, to have been given or served on the party to whom it was sent:

(a)       in the case of hand delivery, upon delivery during Business Hours of the recipient;

(b)       in the case of prepaid post (airmail if applicable), 2 Business Days after the date of despatch; and

(c)       in the case of email, on the earlier of:

(i)	receipt by the sender of an automated message confirming delivery; or

(ii)	four hours after the time sent (as recorded on the sender’s email system) unless the sender receives an automated message that the email has not been delivered or the recipient is ‘out of office’,

but if the delivery is not on a Business Day or is after 5.00pm (recipients time) on a Business Day, the Notice is taken to be received at 9.00am (recipient's time) on the next Business Day.

20.3	Address of parties

Unless varied by notice in accordance with this clause 20, the parties' addresses and other details are listed on page 1 of this Agreement.

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21.	Foreign resident capital gains tax withholding

21.1	Sale Shares are not indirect Australian real property interests

(a)       The Seller warrants and declares on the date of entry into this Agreement that, for the specified period beginning on the date of this Agreement and ending the day six months after the date of this Agreement, the Sale Shares are not indirect Australian real property interests for the purposes of the Tax Act.

(b)       If the Completion Date is more than six months after the date of this Agreement, the Seller must sign and deliver to the Purchaser, at least 4 Business Days before the Completion Date, but not more than six months before the Completion Date, a further declaration that the Sale Shares are not indirect Australian real property interests for the purposes of the Tax Act. The further declaration must be for a specified period of no longer than six months and must include the Completion Date.

21.2	Purchaser’s acknowledgement

The Purchaser acknowledges and agrees that:

(a)       clauses 21.1(a) and 21.1(b) constitute declarations for the purposes of sections 14-210(3) and 14-225(2) of Schedule 1 to the Tax Act, given by the Seller to the Purchaser;

(b)       the Purchaser is not aware that the declarations are false; and

(c)       as a result of the matters referred to in clauses 21.1(a) and 21.1(b), the Purchaser will not withhold any amount which could be construed as a CGT Withholding Amount from any payments to be made to the Seller under this Agreement.

22.	General

22.1	Entire agreement

This Agreement constitutes the entire agreement between the parties in relation to its subject matter. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this Agreement and have no further effect.

22.2	Purchaser’s reliance on its own enquiries

The Purchaser acknowledges and warrants that its rights in respect of Warranties and Specific Indemnities comprise the sole and exclusive remedy, whether under this Agreement or otherwise, for the Purchaser or any of its Related Bodies Corporate against the Seller or any of its Related Bodies Corporate with respect to any and all Losses incurred in respect of matters referred to in this clause 22.2, and the Purchaser (on behalf of itself and on behalf of each Related Body Corporate of the Purchaser) expressly and knowingly releases and waives any right to seek any other form of recourse against the Seller or any of its Related Bodies Corporate or any Seller Officer with respect to such matters, whether contractual, at law or in equity, including, but not limited to, common law and statutory remedies and to the extent that this clause 22.2 is found to be in conflict with or inconsistent with any other provision of this Agreement, the provisions of this clause 22.20 will prevail.

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22.3	Paramountcy of document

If this Agreement conflicts with any other document, agreement or arrangement, this Agreement prevails to the extent of the inconsistency.

22.4	No merger

The provisions of this Agreement will not merge on completion of any transaction contemplated in this Agreement and, to the extent any provision has not been fulfilled, will remain in force.

22.5	Attorneys

Each person who executes this Agreement on behalf of a party under a power of attorney warrants that he or she has no notice of the revocation of that power or of any fact or circumstance that might affect his or her authority to execute this Agreement under that power.

22.6	Amendment

This Agreement may not be amended or varied unless the amendment or variation is in writing signed by all parties.

22.7	Assignment

No party may assign, transfer or otherwise deal with this Agreement or any right or obligation under this Agreement without the prior written consent of each other party.

22.8	Severability

Part or all of any provision of this Agreement that is illegal or unenforceable will be severed from this Agreement and will not affect the continued operation of the remaining provisions of this Agreement.

22.9	Waiver

Waiver of any power or right under this Agreement:

(a)       must be in writing signed by the party entitled to the benefit of that power or right; and

(b)	is effective only to the extent set out in that written waiver.

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22.10	Rights, remedies additional

Any rights and remedies that a person may have under this Agreement are in addition to and do not replace or limit any other rights or remedies that the person may have.

22.11	Further assurances

Each party must do or cause to be done all things necessary or reasonably desirable to give full effect to this Agreement and the transactions contemplated by it (including, but not limited to, the execution of documents).

22.12	Counterparts

This Agreement may be executed in any number of counterparts and all counterparts taken together will constitute one document.

22.13	Governing law and jurisdiction

This Agreement will be governed by and construed in accordance with the laws in force in the State of New South Wales and each party submits to the exclusive jurisdiction of the courts of that State.

22.14	Trustee Parties

(a)	Where a party (Trustee) enters into this Agreement in its capacity as a trustee of a trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not the other parties have notice of the Trust, then the following provisions apply to that party:

(i)	this Agreement binds each Trustee as trustee of the Trust. Each Trustee will also be bound personally to the extent only that it has any right to, or interest in, any of the assets of the Trust (beyond its capacity as trustee of the Trust);

(ii)	in addition to any other undertakings or obligations in this Agreement, each Trustee will ensure that for the period of 7 years after the Completion Date, except with the prior consent of the Purchaser (not to be unreasonably withheld or delayed):

(A)	the Trust Deed will not be terminated or revoked;

(B)	it will not do anything that will or may reasonably be expected to result in the loss of, or the creation of any restriction upon, its right of indemnity out of the assets of the Trust;

(C)	it will observe its obligations as trustee of the Trust without restricting or otherwise impairing its ability to observe its obligations under this Agreement;

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(D)	it will ensure that no vesting date or event under the Trust Deed is determined for the vesting of the assets of the Trust;

(E)	if it is replaced or joined as trustee of the Trust, it will procure the new trustee's agreement to become bound by all of its obligations under this Agreement to the reasonable satisfaction of the other parties; and

(F)	it will not resettle the assets of the Trust nor blend or mix those assets with other property.

(iii)	Nothing in this clause 22.14(a) limits or prevents the Trustee from distributing income or capital of the Trust to one or more beneficiaries of the Trust in accordance with the terms of the Trust Deed.

(b)	A Trustee enters into this Agreement only in its capacity as trustee of the Trust and in no other capacity. A liability arising under or in connection with this Agreement is limited to, and can be enforced against, a Trustee only to the extent to which it can be satisfied out of the property of the Trust out of which the Trustee is actually indemnified for the liability. This limitation of a Trustee's liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of the Trustee in any way connected with the representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

(c)	A Trustee may not be sued by any party in any capacity other than as trustee of the Trust, including by seeking the appointment of a receiver (except in relation to property of the Trust), a liquidator, an administrator or any similar person to the Trustee or prove in any liquidation, administration or arrangement of or affecting the Trustee (except in relation to property of the Trust).

(d)	The provisions of clauses 22.14(a)(iii), (b) or 22.14(c) will not apply to any obligation or liability of a Trustee to the extent that it is not satisfied because under the trust deed establishing the Trust or by operation of law there is a reduction in the extent of the Trustee's indemnification out of the assets of the Trust, as a result of the Trustee's Fraud or breach of trust.

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Schedule 1	Seller and Sale Shares details

Name	Rhino-Rack Holdings Pty Ltd
Company number	ACN 124 647 972
Date and place of incorporation	28 March 2007, Victoria
Former names	n/a
Registered office	22 Hanson Place, Eastern Creek NSW 2766
Principal place of business	22 Hanson Place, Eastern Creek NSW 2766
Directors	Richard Oswald Cropley Judy Anne Cropley
Secretary	Richard Oswald Cropley
Share capital	1000 Ordinary Shares
Shareholder	Cropley Nominees Pty Ltd ACN 122 680 559

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Schedule 2	Warranties

Capacity of the Seller

1.	The Seller is the legal owner of the Sale Shares and is entitled to sell or procure the sale of the full legal and beneficial interest in the Sale Shares to the Purchaser, free from all Encumbrances, on the terms set out in this Agreement.

2.	The Seller has full power and authority to enter into and perform this Agreement.

3.	The Seller has taken all actions necessary to enable it to enter into and perform this Agreement.

4.	The entry into, delivery and performance by the Seller of this Agreement does not breach:

(a)	any material obligation of the Seller;

(b)	any applicable law;

(c)	the constitution or other constituent documents of the Seller; or

(d)	the constitution or other constituent documents of any member of the Company Group.

5.	This Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

6.	No Insolvency Event has occurred in respect of the Seller.

7.	There are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event in respect of the Seller.

Sale Shares and Share Capital

8.	The particulars with respect to each member of the Company Group contained in Schedule 1 and Schedule 4 are true, complete and accurate.

9.	The Sale Shares have been duly and validly issued and are fully paid up.

10.	The Seller has not disposed of, agreed to dispose of, or granted any option to purchase, any Sale Share or any interest in any Sale Share, other than to the Purchaser.

11.	The Seller is not bound by a restriction on the transfer of the Sale Shares.

12.	There is no shareholders agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Sale Shares or Subsidiary Shares. The Seller is not bound by a restriction on the transfer of the Sale Shares to the Purchaser.

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13.	Each of the Subsidiaries (other than NZ Group Company) is wholly owned either directly or indirectly by the Company.

14.	As at Completion, NZ Group Company will be wholly owned directly or indirectly by the Company.

15.	Each Subsidiary is duly incorporated and validly existing under the laws of the place of its incorporation.

16.	No member of the Company Group is a party to any agreement or arrangement which creates or requires to be created, either now or in the future, any Encumbrance over the Sale Shares or any Subsidiary Shares.

17.	The Sale Shares comprise all of the issued shares in the Company and the Subsidiary Shares, collectively, comprise all of the issued share of the Subsidiaries.

18.	The Subsidiary Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

19.	No member of the Company Group is part to any agreements or other arrangements and no such agreements or arrangements are in force which:

(a)	provide for the present or future issue, allotment or transfer of; or

(b)	accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of,

any share capital of the Company or a Subsidiary (including any option or right of pre-emption or conversion).

20.	The NZ Shares constitute 100% of the share capital of the NZ Group Company.

21.	The NZ Shares have been duly and validly issued and are fully paid up.

22.	The Seller has not disposed of, agreed to dispose of, or granted any option to purchase, any NZ Share or any interest in any NZ Share, other than to the Purchaser.

23.	The Seller is not bound by a restriction on the transfer of the NZ Shares.

24.	The execution, delivery and performance of this Agreement by the Seller does not violate any provision of the constitution of the NZ Company.

25.	There is no shareholders agreement, voting trust, proxy or other agreement or understanding relating to the voting of the NZ Shares.

26.	The Seller is not bound by a restriction on the transfer of the NZ Shares to the Purchaser.

27.	The NZ Shares comprise all of the issued shares in the NZ Group Company.

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28.	There are no agreements or other arrangements in force which:

(a)	provide for the present or future issue, allotment or transfer of; or

(b)	accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of,

any share capital of the NZ Group Company (including any option or right of pre-emption or conversion), other than this Agreement.

29.	The NZ Group Company does not have any “subsidiaries” as that term is defined by section 5 of the NZ Companies Act.

30.	The only directors of a member of the Company Group are those persons listed as directors on Schedule 1 and Schedule 4 and no person is a shadow director (within the meaning of the Corporations Act) or an alternate or de facto director of any member of the Company Group.

Corporate Matters

31.	Each member of the Company Group has full corporate power to own its assets and business and to carry on its business as conducted as at the Execution Date.

32.	The register of members or shareholders (as applicable) of each member of the Company Group and all other statutory books and minute books of each member of the Company Group:

(a)	is up-to-date; and

(b)	contain true and full and accurate records of all matters required to be dealt with in them.

33.	The Purchaser has been supplied with a true, complete and up-to-date copy of the constitution of each member of the Company Group which has adopted (and not repealed) a constitution.

34.	No allotment or issue of shares by any member of the Company Group has been made in contravention of the provisions of any law.

35.	All material documents (including documents of title and copies of all agreements to which any member of the Company Group is a party) which are the property of any member of the Company Group which are relevant to operating the Business prudently and in the ordinary course are in its possession or under its control.

36.	The Books and Records of each member of the Company Group:

(a)	are complete and are accurate, not misleading and are up-to-date;

(b)	have been maintained in accordance with all applicable laws; and

(c)	contain due records of all matters required by all applicable laws.

37.	Each member of the Company Group has properly made and filed all returns, particulars, notices of resolution and documents required by the Corporations Act or the equivalent legislation in other jurisdictions (as applicable) and all such filings were and are true and correct and not misleading.

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38.	No member of the Company Group has received any notice of any application or intended application under the Corporations Act for rectification of any register required to be maintained by that member of the Company Group's register.

39.	There are in force no powers of attorney given by any member of the Company Group in favour of any person.

40.	The Company, each Subsidiary and the NZ Group Company is a body corporate duly incorporated and validly exists under the laws of its place of incorporation.

41.	No member of the Company Group is the holder of or the beneficial owner of any share in or Security of any corporation, company, entity or person other than, a Subsidiary.

Good Standing

42.	No Insolvency Event has occurred in respect of any member of the Company Group.

43.	No petition has been presented, no order has been made and no resolution has been passed for the winding up of any member of the Company Group or for the appointment of a liquidator or provisional liquidator or statutory manager of that member of the Company Group.

44.	No member of the Company Group has stopped payment and is insolvent or unable to pay its debts as and when they fall due.

45.	No unsatisfied judgment is outstanding against any member of the Company Group and no demand has been served on that member of the Company Group under the Corporations Act or equivalent legislation in any applicable jurisdiction.

46.	There are no Security Interests over a member of the Company Group or the Assets other than those Permitted Encumbrances set forth in Schedule 13.

47.	So far as the Seller is aware, there are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event in respect of any member of the Company Group.

Dealings with Related Parties

48.	Other than current employment agreements with Richard Cropley and Hugh Cropley, the Cropley Agreements and the documents required to implement the Pre-Completion Restructuring, no member of the Company Group is a party to any contract with a Related Party or Associate, or in which any Related Party or Associate is interested (whether directly or indirectly), under which a member of the Company Group has given or proposes to give a financial benefit to that Related Party or Associate, or under which a Related Party or Associate provides services to a member of the Company Group.

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Assets

49.	Except for assets disposed of by a member of the Company Group in the ordinary course of trading, a member of the Company Group is the legal and beneficial owner of, and has good marketable title to, or has rights to use and control, all of the Assets and all of the Assets are in the possession or under the control of the Company Group.

50.	There are no Encumbrance over the whole or any part of the Assets or the Business other than those Permitted Encumbrances set forth in Schedule 13.

51.	Except as set out in Section 51 of Schedule 14, no member of the Company Group has given a guarantee to any Third Party.

52.	So far as the Seller is aware, there are no facts or circumstances that could result in the creation of a Security Interest other than a Permitted Encumbrance over the Assets.

53.	The Assets comprise all assets necessary for the continuation of the Business as presently conducted by the Company Group.

Contracts

54.

(a)	Section 54(a) of Schedule 14 sets forth:

(i)	each Business Contract, that is executory, in whole or in part, and involves the sale of goods or materials by the Company Group of an amount or value in excess of:

A.	AU$250,000 in a typical year (in respect of sales of goods or materials in Australia); and

B.	US$250,000 in a typical year (in respect of sales of goods or materials in the USA);

(ii)	each Business Contract, that is executory, in whole or in part, and involves the purchase of goods or materials by the Company Group of an amount or value in excess of:

A.	AU$250,000 in a typical year (for purchases of goods or materials in Australia);

B.	US$100,000 in a typical year (for purchases of goods or materials in the USA); and

C.	NZ$100,000 in a typical year (for purchases of goods or materials in New Zealand);

(b)	There are no Business Contracts that are executory, in whole or in part, involving the performance of services (other than sale or purchase orders for goods and materials) by a member of the Company Group;

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(c)	There are no Business Contracts that are executory, in whole or in part, and were not entered into in the ordinary course of business that involve expenditures or receipts in excess of $100,000 in respect of an individual Business Contract ;

(d)	Section 54 of Schedule 14 sets out each: (i) real property lease, rental or occupancy Business Contract, license, instalment and conditional sale contract; and (ii) other material Business Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or, material personal property;

(e)	There are no collective bargaining contracts and any other material contracts to or with any labour union, trade union or other employee representative, body or organization of a group of employees of a member of the Company Group;

(f)	There are no joint venture, partnership, limited partnership or similar Business Contracts involving a sharing of profits, losses, costs or liabilities by a member of the Company Group with any other person;

(g)	There are no Business Contracts containing outstanding covenants or other obligations (other than customary confidentiality and non-disclosure obligations entered into in the ordinary course of business) that in any way restrict the business activity of a member of the Company Group or limits the freedom of a member of the Company Group to engage in any line of business or to compete with any person;

(h)	Section 54(h) of Schedule 14 set out each Business Contract relating to a member of the Company Group providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

(i)	Section 54 (i) of Schedule 14 sets out each power of attorney that is currently effective and outstanding granted by and relating to a member of the Company Group (other than powers of attorney delivered in the ordinary course of business to (i) customs brokers and similar persons involved in the transport of goods, (ii) the Company Group’s auditors with respect to Tax matters, and (iii) the attorneys for the Company Group in connection with the prosecution of Intellectual Property rights);

(j)	There is no written warranty, guaranty, and/or other similar undertaking with respect to a contractual performance extended by a member of the Company Group, other than those which are otherwise set forth in a material contract or entered into in the ordinary course of business;

(k)	Section 54(k) of Schedule 14 sets out each written or partly written Business Contract that involves payments in any twelve month period in excess of $150,000 per contract with any key employee, consultant, director or officer of a member of the Company Group, including any employment or compensation agreements;

(l)	Section 54(l) of Schedule 14 sets out the details of each Business Contract relating to indebtedness of a member of the Company Group for borrowed money and each Business Contract relating to security given in respect of, or the guarantee by a member of the Company Group of, any Indebtedness of the Company Group or any other person for borrowed money, or any other liability or obligation of such person;

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(m)	There are no Business Contracts with material outstanding obligations or liability, contingent or otherwise, to which a member of the Company Group is a party or is otherwise bound relating to the purchase, sale or lease of real property;

(n)	There are no Business Contracts imposing a Security Interest, other than Permitted Encumbrances set forth on Schedule 13, on any asset of a member of the Company Group;

(o)	There are no Business Contracts relating to any loans or advances to, or investment in, any person;

(p)	Section 54(p) of Schedule 14 sets out each Business Contract related to Business Intellectual Property, including any license agreements;

(q)	There are no Business Contracts providing for the payment of cash or other compensation upon consummation of the transactions contemplated by this Agreement (other than in respect of each Short Term Incentive (STI) Amount and each Long Term Incentive (LTI) Amount payable to Key Employees as specified in Schedule 12);

(r)	There are no sales distribution or franchise Business Contracts that provide for compensation at an amount or rate which is higher than is customary or usual in the Business; and

(s)	Section 54(s) of Schedule 14 sets out each other Business Contract which the termination of, or expiration without renewal of, would reasonably be likely to cause a material adverse effect on the Business

55.	Each Business Contract is within the ordinary and proper course of business, and does not contain any unusual, onerous or other provisions material as to amount or as to effect on the Business.

56.	True and correct copies of all of the Business Contracts which are material to the Business, including but not limited to those disclosed in Schedule 14 have been disclosed to the Purchaser in the Virtual Data Room.

57.	In respect of each Business Contract:

(a)	the Business Contract is valid and binding and enforceable according to its terms;

(b)	there has been, and there is currently, no subsisting material default by any member of the Company Group;

(c)	the Company has not, nor has any member of the Company Group, breached and is not in default or, but for the requirements of notice or lapse of time or both, will be in default;

(d)	to the knowledge and belief of the Seller there is no subsisting default by a party other than any member of the Company Group;

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(e)	to the knowledge of the Seller, no member of the Company Group has waived any rights accruing to it under any Business Contract; and

(f)	other than in respect of the consents required under that Business Contract to the transactions contemplated by this Agreement as described in Section 57(f) of Schedule 14, the entry into the Agreement and the completion of the transactions contemplated in it, does not give rise to a breach or default by any party and does not permit a party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of, any Business Contract.

58.	Section 58 of Schedule 14 sets forth a list of all of the Company Group’s Significant Customers and Suppliers.

59.	Other than as disclosed in section 59 of Schedule 14, there are no pending material disputes or controversies between a member of the Company Group and any of the Significant Customers and Suppliers, and to the knowledge of the Company, none of the Significant Customers and Suppliers (i) has notified any member of the Company Group that it intends to terminate or diminish its business relationship with the Company Group, or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company Group with such person.

60.	The Seller is not actually aware, or has any reasonable grounds to believe or suspect, that after the date of this Agreement as a result of the acquisition of the Sale Shares or the NZ Shares by the Purchaser:

(a)	a supplier to a member of the Company Group will cease supplying that member of the Company Group;

(b)	a customer or distributor of a member of the Company Group will terminate any contracts, offers or benefits in favour of that member of the Company Group, or cease trading with that member of the Company Group; or

(c)	a member of the Company Group will be required to adopt terms which are less favourable to that member of the Company Group than the current terms.

61.	No member of the Company Group is owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

Compliance with laws

62.	Each member of the Company Group has in the past three years conducted and is presently conducting the Business in accordance with all applicable laws (whether or Australia or another jurisdiction), regulations and Authorisations.

63.	All Authorisations necessary for the carrying on of the Business have been obtained by the Company Group, are in full force and effect, are not subject to onerous conditions do not contain conditions which would hinder the ordinary and usual course of business and have been and are being complied with and all such Authorisations (if any) are listed on section 63 of Schedule 14. Each member of the Company Group holds in its own name all Authorisations.

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64.	So far as the Seller is aware, there is no investigation, enquiry or proceeding (whether outstanding or anticipated) likely to result in the suspension, cancellation, modification or revocation of any Authorisation.

65.	None of the Authorisations are breached or to the Seller’s knowledge, likely to be suspended, modified or revoked or not renewed as a result of the entry into or completion of this Agreement or otherwise.

66.	The Company Group has policies and procedures in place which the Company and the Seller believe are appropriate to ensure all employees and members of the Company Group maintain all Authorisations.

67.	So far as the Seller is aware, no member of the Company Group has done or omitted to do, nor is the Seller aware of, any act or thing (including the sale of the Sale Shares or the NZ Shares) that will prejudice the continuance, renewal, issue or extension of any Authorisation after Completion.

Intellectual property rights

68.	Section 68 of Schedule 14 sets forth all material Intellectual Property rights used or owned by or on behalf of the Company Group.

69.	All material Business Intellectual Property rights are in full force and effect and are vested in and beneficially owned by the Company Group, free from all Encumbrances other than the Permitted Encumbrances and without any obligation to pay any compensation, royalty or licence fee to any third party in respect thereof, and with any applicable moral rights having been waived, or the relevant member of the Company Group has an enforceable right to use the relevant Intellectual Property pursuant to a licence agreement which is disclosed in Section 54(p) of Schedule 14.

70.	The Company Group has taken all necessary steps to maintain appropriate registrations of the Business Intellectual Property that is registerable including the payment of all applicable application and renewal fees.

71.	No material Intellectual Property rights other than the Business Intellectual Property are required in order to conduct the Business as currently conducted.

72.	Other than as disclosed in section 72 of Schedule 14, there have been no facts or omissions by the Company Group that would prejudice the rights of the Purchaser to enforce the Business Intellectual Property.

73.	Other than as disclosed in section 73 of Schedule 14, to the Seller’s knowledge, there are no infringements or unauthorised uses by any person of any Business Intellectual Property. The details of any licences or other authorised uses by any person of any of the Business Intellectual Property have been disclosed in Section 54(p) of Schedule 14.

74.	Complete and accurate records, files and documents have been maintained for all material Business Intellectual Property and the records, files and documents are in the Company Group’s possession or control.

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75.	Other than as disclosed in section 75 of Schedule 14, so far as the Seller is aware there are no infringements or unauthorised uses of the Intellectual Property rights of any third party by or on behalf of the Company Group, or to the Seller’s knowledge claims or by any third party alleging that the conduct of the Business by the Company Group infringes that person's Intellectual Property rights.

76.	Each director, employee and independent contractor of the Company Group who, either alone or with others, has created, developed or invented Intellectual Property rights which the Company Group uses or might use has entered into a written agreement with the Company Group which obliges disclosure and assignment (and/or licence in case of an independent contractor) of those rights to the Company Group.

77.	There are no outstanding or threatened claims from current or former employees or independent contractors of the Company Group in any jurisdiction for compensation or remuneration for inventions or copyright works created.

78.	Confidential information of, or that has been used by a member of the Company Group, has been kept confidential and has not been disclosed to third parties by the Company Group except in the ordinary course of business and subject to written confidentiality obligations from the third party.

79.	The Company Group has complied with the terms of the Oztent Deed of Settlement dated 15 March 2021.

80.	Section 80 of Schedule 14 sets forth all product recall and consumer law matters the Company Group has in the past 3 years been involved in, or is currently involved in, during the course of business, whether or not instigated by or with the involvement of the Australian Competition and Consumer Commission.

Information technology

81.	Section 81 of Schedule 14 accurately identifies all material software, operating systems, software tools, databases, database management systems, hardware, equipment, software and hardware maintenance and telecommunications services used or required by the Company Group to conduct the Business that are available to the Company Group (“IT Systems”).

82.	The software created or developed by any employee or independent contractor of the Company Group (“Group Software”) was either:

(a)	developed by employees of the Company Group in the course of their employment by the Company Group; or

(b)	developed by independent contractors that have assigned and/or licensed in writing to the Company Group all such contractors’ respective Intellectual Property rights in the Group Software as necessary for the use of the Group Software;

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83.	So far as the Seller is aware the Group Software does not embed or otherwise incorporate, in whole or in part, any open source software, subject to any warranties from independent contractors;

84.	No member of the Company Group has:

(a)	licensed or otherwise made available any source code of any Group Software to any person; and

(b)	failed to keep the source code of the Group Software, and any associated data, as confidential and proprietary business information;

85.	No member of the Company Group has licensed or transferred (or agreed to license or transfer) any rights relating to any Group Software to any person;

86.	Not used;

87.	The IT Systems used by or on behalf of the Company Group are sufficient for the operation of the Company Group and have operated to a level acceptable for the efficient operation of each member of the Company Group as currently conducted;

Privacy

88.	The Company Group has comprehensive policies, procedures, and processes to ensure the Company Group complies with Data Protection Laws and has complied with all such policies, procedures and processes in the period up to Completion.

89.	Any processing of Personal Information relevant to this Agreement by the Company Group:

(a)	complies with any explicit or implicit representation, commitment, statement, policy or notice made by or on behalf of the Company Group relating in any way to data protection or the Processing, privacy, confidentiality or security of Personal Information, and

(b)	complies with all applicable Data Protection Laws.

90.	No member of the Company Group has received a written notice (including any enforcement notice), letter or complaint from a supervisory authority or any data subject alleging breach by it of any Data Protection Laws nor has it been involved in any litigation with respect to its processing of personal data.

91.	No order has been made by a supervisory authority or a court of law against, a member of the Company Group for access to, the rectification, restriction, blocking, erasure or destruction of any personal data under any Data Protection Laws.

Employees

92.	Details of the names, dates of commencement of employment, remuneration, and terms and conditions of employment of each Employee, aggregate data on accrued leave and sick pay entitlements, car allowances, commission, incentive or discretionary bonus arrangements, redundancy entitlements and all other material benefits, and all details of all state and federal industrial awards and agreements (including unregistered agreements) which apply to the Employees as at the date of this Agreement) current as at 27 May 2021 have been disclosed to the Purchaser.

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93.	The accrued entitlements of each Employee have been determined in accordance with the Accounting Standards, applicable awards, orders, industrial agreements, collective agreements applicable employment contracts and applicable legislation and are not less than the legal entitlements of the Employees.

94.	From the Last Accounts Date to the Execution Date, no member of the Company Group has increased or given any written commitment (whether legally binding or not) to increase or supplement any remuneration, compensation or benefit of any Employee (such as wages, salary, annual leave, leave loading, long service leave, superannuation, redundancy entitlement, or personal/carer's leave including sick leave), except:

(a)	in accordance with previous established practice;

(b)	in the ordinary course of its business or as required by any law or industrial instrument; and

(c)	in accordance with the minimum statutory superannuation percentage.

95.	The Company Group has paid all amounts due and payable to each Employee (including in respect of any bonus or incentive payments which are due and payable) and to any third party for or in respect of an Employee.

96.	Not used

97.	Other than as disclosed in section 97 of Schedule 14, the Company Group is not aware of any outstanding claim or dispute against it by any person who is now or has been an officer or employee of the relevant member of the Company Group and no disputes have during the preceding 12 months arisen between the relevant member of the Company Group and any employee and there are no present circumstances known to the Seller which are likely to give rise to any such dispute.

98.	No Employee is entitled to any retention payment or payment of an entitlement or any other benefit which is triggered by the execution or completion of this Agreement other than the Short Term Incentive (STI) Amount and Long Term Incentive (LTI) Amount for certain Key Employees listed in Schedule 12.

99.	All Employees are legally authorised to work in the country in which they are employed and there are no investigations or enquiries by, or on behalf of, any governmental or local body in respect of the employment or engagement of any employee. So far as the Seller is aware, all Employees and contractors have the necessary qualifications and accreditations to carry out the employment or to provide the services for which they are or were employed or engaged by the Company Group.

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100.	Each of the Employees or contractors that are required to maintain individual licences and permits have maintained such licences and permits during the period up to and including Completion and the Seller is not aware of any circumstance that is likely to give rise to these licence or permits being cancelled on Completion.

101.	No Employee has given or been given written notice of termination of his or her employment with the relevant member of the Company Group or will be entitled to terminate their employment as a result of the execution or performance of this Agreement.

102.	No member of the Company Group is presently subject to a bargaining period notified by any union or group of employees in respect of any collective industrial agreement and is not involved in any claim, individual or collective industrial or labour dispute, strike, work stoppage, arbitration or other proceeding which will or may affect the business of the Company Group or interfere with its continued operation and as far as the Seller is aware, there are no facts or circumstances which may result in any of the foregoing.

103.	No member of the Company Group is involved in any health and safety investigation by any Government Agency nor have any events occurred which might give rise to any audit prosecution, investigation or claim related to health and safety.

104.	Each member of the Company Group complies with its obligations under work health and safety legislation in all material respects.

105.	Other than as set out in Section 105 of Schedule 14, there are no ongoing proceedings or disputes between the Company Group and any former employee of the Company Group or any circumstance that are likely to give rise to proceedings or disputes against a former employee of the Company Group.

106.	There are no independent contractors engaged by the Company Group to perform services.

107.	All outstanding workers’ compensation claims which relate to the Company Group have been disclosed to the Purchaser as at 5pm on 28 May 2021.

108.	At the date of this Agreement, no member of the Company Group has any obligation to re-instate or re-employ any ex-officer or ex-Employee of any member of the Company Group.

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Superannuation

109.	In respect of Employees employed in Australia (and if applicable, in respect of contractors engaged in Australia):

(a)	The Company Group has complied with all of its obligations under legislation and contract relating to occupational superannuation contributions and has made the contributions necessary in respect of each Employee to avoid being liable for any superannuation guarantee charge.

(b)	The prescribed minimum level of superannuation support in respect of each Employee has been provided so as not to incur a shortfall amount under the SGAA.

(c)	Each member of the Company Group has complied with all applicable requirements of the SGAA concerning choice of fund.

(d)	No agreements or arrangements have been entered into prior to the Execution Date in consequence of which the Purchaser, from Completion, will have an increased liability to contribute to any fund or arrangement which provides superannuation benefits in respect of the Employees, apart from hiring new Employees or any salary increases in the ordinary course of business and increases in the minimum statutory superannuation contribution percentage; and

(e)	Each member of the Company Group currently contributes superannuation benefits to each Employee only at the prescribed minimum level of superannuation support under the SGAA.

110.	In respect of Employees employed in New Zealand, there are not now in existence any retirement, superannuation, provident, death or disability benefit schemes for directors or Employees, or any obligations to or in respect of any present or past directors or Employees with regard to retirement, redundancy, death, sickness or disability, pursuant to which any member of the Company Group is or may become liable to make any payments, other than schemes under the KiwiSaver Act 2006.

Employment matters relating to Rhino-Rack USA LLC

111.	Details of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of Rhino-Rack USA LLC, current or former directors of Rhino-Rack USA LLC or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to by Rhino-Rack USA LLC, or under which Rhino-Rack USA LLC has any material liability for premiums or benefits each, a "Benefit Plan") have been disclosed to the Purchaser.

112.	To Seller's knowledge, each Benefit Plan and related trust complies with all applicable laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favourable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable laws and GAAP. With respect to any Benefit Plan, to Seller's knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Rhino-Rack USA LLC to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

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113.	No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a material adverse effect, neither Seller nor Rhino-Rack USA LLC: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of Rhino-Rack USA LLC or the Purchaser under Section 4069 or Section 4212(c) of ERISA.

114.	Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

115.	There is no pending or, to Seller's knowledge, threatened action relating to a Benefit Plan. No Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Agency.

116.	No Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

The representations and warranties set forth in this warranty 116 are the Seller's sole and exclusive representations and warranties regarding employee benefit matters for Employees of Rhino-Rack USA LLC.

117.	Rhino-Rack USA LLC is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. To Seller's knowledge, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Rhino-Rack USA LLC.

118.	Rhino-Rack USA LLC is in compliance with all applicable laws pertaining to employment and employment practices to the extent they relate to employees of Rhino-Rack USA LLC, except to the extent non-compliance would not result in a material adverse effect. There are no actions, suits, claims, investigations or other legal proceedings against Rhino-Rack USA LLC pending, or to the Seller's knowledge, threatened to be brought or filed, by or with any Governmental Agency or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of Rhino-Rack USA LLC, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable laws.

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The representations and warranties numbered 111 to 118 are the Seller's sole and exclusive representations and warranties regarding employment matters relating to Rhino-Rack USA LLC.

For the purposes of warranties 111 to 118 inclusive:

Code means the Internal Revenue Code of 1986, as amended.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

GAAP means United States generally accepted accounting principles in effect from time to time.

Internal Revenue Service means the USA Government Agency known as the Internal Revenue Service.

Pension Benefit Guaranty Corporation means the USA government agency known as “Pension Benefit Guaranty Corporation”.

Insurance

119.	Section 119 of Schedule 14 sets out details of all insurance policies relating to the Company Group that are current as at the date of this Agreement.

120.	Each Insurance Contract listed in Section 119 of Schedule 14 is current and in full force and effect and there is no matter known to any member of the Company Group which would lead to any Insurance Contract being cancelled.

121.	The Company Group has at all times maintained and currently maintains all insurances reasonably necessary for the proper conduct of the Business in the ordinary course, including public risk and product liability insurance, insurance for the actions of, and injury to, employees, and insurance for all of the Assets which are of an insurable nature.

122.	No Insurance Contract is subject to any special or unusual term or restriction or to the knowledge of the Seller, to the payment of any premium in excess of the normal rate for policies of the same kind.

123.	There is no claim outstanding under any Insurance Contract.

124.	In the past five years, no member of the Company Group has had an insurance claim refused or been refused insurance coverage.

125.	To the Seller’s knowledge, there is no fact or circumstance that would render any insurance policies referred to in warranty 119 above void or unenforceable.

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Properties

126.	Section 54(d)(i) of Schedule 14 sets forth a list of all Leases, licences, use and occupancy agreements of real property to which a member of the Company Group is a party or by which a member of the Company Group is bound.

127.	The Company Group does not own any premises or land and the interest of the Company Group in any premises or land is only by way of lease entered into by the Company Group in relation to the relevant Premises, particulars of which are disclosed in Section 54(d)(i) of Schedule 14.

128.	The Company Group has exclusive occupation and quiet enjoyment of each Premises and holds all easements, rights, interests and privileges necessary or appropriate for the conduct of the Business from the Premises.

129.	The Premises comprise all the land and premises owned, leased or licensed by the Company Group for the conduct of the Business.

130.	Each Lease constitutes the entire agreement between the relevant member of the Company Group and the landlord for the Premises.

131.	Each Lease is valid and binding and enforceable in accordance with its terms.

132.	Each Lease is on arm’s length terms and within the ordinary course of business of the Company Group.

133.	The relevant member of the Company Group has duly complied with all its material obligations under each Lease.

134.	The Company Group has obtained all relevant consents to the Leases including, where relevant, mortgagee consent.

135.	So far as the Seller is aware the lessor under each Lease has duly complied with all its obligations under or in connection with each Lease.

136.	So far as the Seller is aware, no event has occurred which may be a ground for termination of the Lease or ground for refusal upon exercise of an option in a Lease for a lessor or licensor (as applicable) under a Lease to grant a new lease or licence.

137.	So far as the Seller is aware, there is no litigation pending or threatened in connection with or arising out of the Lease. There is no dispute or claim connected with or arising out of the Lease or the use of the Premises, which may give rise to litigation.

138.	The Transaction will not give rise to repayment of incentives under the Leases following Completion.

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Borrowings and lending

139.	No member of the Company Group has provided any financial accommodation, other than:

(a)	financial accommodation in respect of which the debtor (and any applicable guarantor) is a member of the Company Group; and

(b)	any deposits with a bank or financial institution provided the same does not secure Debt.

Accounts and Trading Position

140.	The Group Last Accounts:

(a)	have been prepared in accordance with the Accounting Standards and have been prepared consistently with the accounting policies and practices previously applied by the Company and Rhino-Rack Australia Pty Ltd ACN 122 680 639 in the immediately preceding financial period;

(b)	show a true and fair view of the state of affairs, financial position, assets and liabilities of the Company and Rhino-Rack Australia Pty Ltd ACN 122 680 639 and its results for the financial year ended on the Last Accounts Date.

141.	The Management Accounts and the Unaudited Accounts:

(a)	show a materially accurate view of the financial position of each member of the Company Group as at the date that they were prepared and the financial performance of each member of the Company Group in respect of the financial period for which they have been prepared;

(b)	are not misleading in any material respect; and

(c)	have been prepared with due care and attention having regard to the purpose for which they were prepared, and that they are unaudited.

142.	The accounting and other books, ledgers, financial and other records of each other member of the Company Group are available, up-to-date and in the Company's possession or control.

143.	Other than as provided for in the Management Accounts and the Group Last Accounts, in the period between the Management Accounts Date and the Execution Date, no member of the Company Group has incurred or undertaken any actual or contingent liabilities or obligations, including Tax, except in the ordinary course of business.

144.	Except in the ordinary course of carrying on the Business, no member of the Company Group has borrowed money other than as provided for in the Management Accounts.

145.	Except as shown in the Management Accounts, the Company has not granted or agreed to grant and is not a party to any material guarantee, letter of comfort, indemnity or security interest other than in favour of another Company Group member.

146.	Since the Management Accounts Date to the Execution Date, the business and operations of the Company Group have been conducted in the ordinary course and there has not been any adverse change in the operation of the Business, or the performance or the financial condition of the Company Group, that would have a negative or detrimental impact on the Company Group individually or in aggregate of more than $2,700,000.

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Information

147.	All information Disclosed in this Agreement and in the Schedules to this Agreement is true, complete and accurate and not misleading in any respect (including by way of omission).

Taxation

148.	All Taxes which the Company Group is liable to pay or is required to withhold from any payment made to another person, which are due and payable, have been paid to the appropriate Tax Authority by the due date for payment.

149.	No member of the Company Group has any liability for Taxes for the period up to the Last Accounts Date for which provision has not been fully and specifically been made in the Group Last Accounts or in the Company Group’s accounts since that date.

150.	Each member of the Company Group:

(a)	has properly made out and lodged all Tax returns, elections, notices and information as and when required by law;

(b)	has made to all Tax Authorities a full and true disclosure of all material matters required for the proper assessment of Tax payable by that member of the Company Group; and

(c)	has complied with all rulings which apply to material aspects of the Tax affairs of that member of the Company Group, consents, notices and clearances of any Tax Authority.

151.	In respect of the Company Group:

(a)	there is no unresolved contentious correspondence or dispute with any Tax Authority;

(b)	no Tax Authority is conducting any audit of or investigation into its business or affairs of which the Seller is aware, and the Seller is not aware of any matter which might result in the initiation of any such investigation; and

(c)	no member of the Company Group has any liability for franking deficit Tax.

152.	All books and records relating to Tax returns and other Tax filings or to the preparation of those returns and other related filings required by law to be maintained by the Company Group have been duly maintained by the Company Group have been duly maintained in accordance with relevant Tax Laws.

153.	The share capital account of the Company is not ‘tainted’ for the purposes of Tax Law which applies in Australia.

154.	No member of the Company Group has entered into or been party to any transaction or arrangement which contravenes any anti-avoidance provision in Tax Law.

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155.	No member of the Company Group has:

(a)	entered into any arrangement which will or may give rise to any upward adjustment to the assessable income or any downward adjustment to the allowable deductions of the relevant member of the Company Group as a result of the operation of, or a determination by the Commissioner of Taxation under, any double taxation agreement between Australia and another country; and

(b)	entered into an advance pricing agreement with the Commissioner of Taxation or the Australian Taxation Office which will apply with effect after Completion.

156.	Each member of the Company Group has been registered for GST where it is required to be registered and has had an ABN (Australian Business Number) where it is required to be obtained at all relevant times.

157.	Each member of the Company Group has complied with all obligations to register for the purposes of Tax.

158.	To the Seller’s knowledge, each member of the Company Group has materially complied with its obligations under the GST Act and other associated legislation. Without limiting the preceding statement, to the Seller’s knowledge, each member of the Company Group has paid and accounted for GST on supplies and importations for which it was liable in the correct tax period, has claimed any input tax credits to which it was entitled on acquisitions in the correct tax period, has not overclaimed any input tax credits on acquisitions, has correctly accounted for GST on all adjustments made and has attributed those adjustment to the correct tax period.

159.	Nothing has occurred to deny or disallow a Tax deduction in respect of any prior year Tax losses allowed or claimed under any Tax Law as at the Completion Date.

160.	To the extent that any losses have been transferred to or from a Company Group member, each Company Group member has satisfied all relevant conditions under any Tax Law.

161.	No Company Group member is a member of a consolidated group (as defined under the relevant Tax Law) of which it is not already a member in the period between the Execution Date and Completion.

162.	No Company Group member has made any election or made any choice under Division 230 of the Tax Act.

163.	To the Seller’s knowledge no Company Group member has ever been a member or representative member of a GST.

164.	There is no agreement requiring a member of the Company Group to supply anything which does not contain a provision enabling it, as supplier, to require the other party to the agreement or arrangement to pay to the member the amount of any GST payable on a supply under that agreement or arrangement in addition to the consideration otherwise payable for that supply.

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165.	All transactions and instruments for which a member of the Company Group is the person statutorily liable to pay the Duty, or where a member of the Company Group has agreed to pay the Duty, have been lodged with the relevant Tax Authority, are stamped, are not insufficiently stamped, the Duty has been paid and there is no requirement to upstamp on the account of an interim assessment.

166.	Other than the Pre-Completion Restructure, no event has occurred, or will occur as a result of anything provided for in this Agreement, including entry into and Completion of this Agreement, that may result in Duty becoming payable by a member of the Company Group in respect to a corporate reconstruction exemption (or similar exemption/concession) from Duty that has been granted by a Tax Authority.

167.	All members of the Company Group (incorporated in Australia) are members of the Company income tax consolidated group and have executed and are parties to a valid tax sharing agreement.

168.	No debt owed by the Company Group has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished in circumstances which would have attracted any Tax or the operation of the debt forgiveness rules in Division 245 of the ITAA 1997, or the limited recourse debt rules in Division 243 of the ITAA 1997.

169.	All claims, disclaimers, elections, appeals or applications by either the Company Group or the Company, which have been taken into account in the Accounts or in any Tax Return or which must be made under a Tax Law, have been made and remain valid.

169A	All transactions and other dealings between the Company Group members and related parties, associates or associated persons for the purposes of the Tax Law have been (and can be demonstrated to have been) conducted at arm’s length.

169B	Since incorporation, each member of the Company Group has had its corporate tax residency solely in the jurisdiction in which it was incorporated.

Disputes and Litigation

170.	There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal, arbitrator or other dispute mediator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration or other dispute mediation, against any member of the Company Group, the Business or any Asset.

171.	To the knowledge and belief of the Seller, there is no circumstance or fact existing which is likely to give rise to a breach of a restraint given in favour of the Company Group.

172.	As at the Execution Date, there is no fact or circumstances existing and known to the Seller that may give rise to claim by former or existing officer of a member of the Company Group under an indemnity given by a member of the Company Group in relation to acts committed by them in their capacity as an officer of a member of the Company Group.

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173.	Neither the Seller nor any member of the Company Group are involved (whether as claimant or defendant or other party) in any action or legal proceedings, other than as claimant in the collection of debts arising in the ordinary and usual course of the Business.

174.	Other than as set out in Section 174 of Schedule 14, no notice has been received of any action pending or threatened against the Seller or any member of the Company Group and so far as the Seller is aware, no such action is pending or threatened.

175.	No notice has been received of any investigations or disciplinary proceedings in relation to the Seller or a member of the Company Group by any Third Party (including any Government Agency) and, so far as the Seller is aware, no circumstances exist that are reasonably likely to lead to any Claim or action in respect of the Seller or a member of the Company Group.

Environment

176.	So far as the Seller is aware:

(a)	the Company Group is currently complying with all Environmental Laws relating to the conduct of the Business and the use of the Premises;

(b)	the Company Group holds and is complying with all Environmental Consents required in relation to the Business and the use of the Premises; and

(c)	no event has occurred and no fact or circumstance exists which is reasonably likely to give rise to a material breach by the Company Group of any applicable Environmental Law, or which has given, or is reasonably likely to give, rise to regulatory intervention or a third-party claim in relation to the Environment or an Environmental Law.

Brokers

177.	No person has acted directly or indirectly as a broker, finder or financial adviser for a member of the Company Group or the Seller or any of their respective Associates in connection with the transactions contemplated by this Agreement for which the Purchaser or any member of the Company Group will become obligated to pay a fee, commission or other compensation, other than any transaction expenses payable to any legal, accounting, corporate advisory or tax advisers to the Seller or the Company Group.

Group Confidential Information

178.	No member of the Company Group has disclosed to any person any Group Confidential Information except in the ordinary course of the Business and subject to a confidentiality agreement.

179.	No member of the Company Group is aware of any actual or alleged misuse by any person of any Group Confidential Information.

180.	To the Seller’s knowledge, no member of the Company Group uses any processes or is engaged in any activities which involve the misuse of any confidential information of any person.

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Export Control

181.	The Company Group and its officers, directors, employees and agents have complied at all times in the past 5 years, with all applicable laws relating to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services (Trade Compliance Laws).

182.	The Company Group has not, and none of its officers, directors, employees and agents have, in violation of Trade Compliance Laws, directly or indirectly, exported, re-exported, sold or otherwise transferred any goods, software, technology or services subject to Trade Compliance Laws.

183.	Without limitation to the above:

(a)	the Company Group has not, and to the knowledge of the Sellers, none of its customers have, business operations in or related to Belarus, Burma (Myanmar), Central African Republic, Cuba, Democratic Republic of Congo, Iran, Iraq, Ivory Coast, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, South Sudan, Syria, Ukraine, Yemen and Zimbabwe (Restricted Territories); and

(b)	the Company Group has not, and none of its officers, directors, employees and so far as the Seller is aware, agents, have, provided its customers with products and/or services, including maintenance services:

(i)	within the Restricted Territories, or

(ii)	that are specific to, or adapted or configured for, financial, transactional or operational activities related to the Restricted Territories.

184.	There is no outstanding charge, proceeding or investigation by any Government Agency with respect to a violation of any applicable Trade Compliance Laws or to the knowledge of the Seller any such charge, proceeding or investigation pending, asserted or threatened with respect to the Company Group or any of its directors, officers, employees or agents in respect of the Business.

185.	The Company Group is in compliance with all applicable customs laws and regulations (Customs Laws), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company Group.

186.	There is no outstanding charge, proceeding or investigation by any Government Agency with respect to a violation of any applicable Customs Laws or to the knowledge of the Seller any such charge, proceeding or investigation that is now pending or threatened with respect to the Company Group.

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Schedule 4	Subsidiaries and Subsidiary Shares

Name	Rhino Rack Australia Pty Ltd
Company number	ACN 122 680 639
Date and place of incorporation	15 November 2006, Victoria
Former names	n/a
Registered office	22 Hanson Place, Eastern Creek NSW 2766
Principal place of business	22 Hanson Place, Eastern Creek NSW 2766
Directors	Richard Oswald Cropley
Secretary	Richard Oswald Cropley
Share capital	2 Ordinary Shares
Shareholder	Rhino-Rack Holdings Pty Ltd ACN 124 647 972

Name	Roof Rack City (NSW) Pty Ltd
Company number	ACN 074 552 828
Date and place of incorporation	25 June 1996, New South Wales
Former names	n/a
Registered office	22 Hanson Place, Eastern Creek NSW 2766
Principal place of business	22 Hanson Place, Eastern Creek NSW 2766
Directors	Richard Oswald Cropley Judy Anne Cropley
Secretary	Judy Anne Cropley
Share capital	1 Ordinary Share
Shareholder	Rhino-Rack Holdings Pty Ltd ACN 124 647 972

Name	Rhino-Rack USA LLC
Company number	20091192096
Date and place of incorporation	2 April 2009, Colorado USA
Former names	n/a
Registered office	2450 Airport Boulevard, Unit D Aurora, CO 80011
Principal place of business	2450 Airport Boulevard, Unit D Aurora, CO 80011

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Directors	Brett Mueller
Secretary	n/a
Share capital	$1,000
Shareholder	Rhino-Rack Holdings Pty Ltd ACN 124 647 972

Name	RhinoRack Canada Ltd.
Company number	2123338663
Date and place of incorporation	22 March 2021, British Columbia, Canada
Former names	n/a
Registered office	c/- Deloitte Legal Canada LLP, 300-939 Granville Street, Vancouver, British Columbia, V6Z1L3, Canada
Principal place of business	Bays 125 & 130, 8655-38th Street NE, Calgary, Alberta Canada
Directors	Richard Oswald Cropley
Secretary	n/a
Share capital	100
Shareholder	Rhino-Rack Holdings Pty Ltd ACN 124 647 972

Name	Rhino-Rack New Zealand Limited
Company number	3741280
Date and place of incorporation	5 March 2012, New Zealand
Former names	n/a
Registered office	Deloitte-Wellington, Level 12 20 Customhouse Quay, Wellington Central, Wellington 6010, New Zealand
Principal place of business	part of 25 Raiha Street, Porirua, Wellington, New Zealand
Directors	Richard Oswald Cropley
Secretary	n/a
Share capital	2
Shareholder	Cropley Nominees Pty Limited

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Schedule 5	Purchase Price Adjustment

Part A         Purchase Price Adjustment

1.	In this Schedule 5:

(a)	a reference to a ‘paragraph’ is a reference to a paragraph in this Schedule 5;

(b)	capitalised terms used but not defined in this Schedule 5 have the meanings given (if any) in clause 1.1;

(c)	the following terms have the following meanings:

Actual Cash Balance means the aggregate of cash and debt of the Company Group as at the Effective Time as set out in the Adjustment Statement (as finally agreed or determined in accordance with Schedule 5 (as the case may be)).

Actual Cash Adjustment Amount means the amount of the Actual Cash Balance minus Estimated Cash Balance (which may be a positive or negative number).

Actual Working Capital means the working capital of the Company Group as at the Effective Time, as set out in the Adjustment Statement (or as finally agreed or determined in accordance with Schedule 5 (as the case may be)).

Actual Working Capital Adjustment Amount means the Actual Working Capital minus Estimated Working Capital (which may be a positive or negative number).

Adjustment Date means five Business Days (or as otherwise agreed by the parties in writing) from the earliest of:

(a)	the date the Purchaser is deemed to have accepted the Adjustment Statement in accordance with paragraph 6.2;

(b)	the date on which the Purchaser and Seller resolve any Adjustment Statement Dispute in accordance with paragraph 6.3(a) (if there are no unresolved items of dispute that need to be referred to the Independent Accountant for determination in accordance with clause 6.4); or

(c)	the date the relevant Adjustment Statement amounts become final and binding on the parties pursuant to determination by an Independent Accountant in accordance with paragraph 6.4(i);

Adjustment Statement means the statement (which sets out the Actual Cash Balance, Actual Working Capital, Actual Working Capital Adjustment Amount, Actual Cash Adjustment Amount and the Final Adjustment Amount) to be prepared by the Purchaser as at the Effective Time in accordance with this Schedule 5 and the format of Part C of this Schedule 5);

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Adjustment Statement Dispute has the meaning given to that term in paragraph 6.1(a).

Adjustment Statement Principles means the principles, policies and procedures set out in Part B of Schedule 5.

Cash means the aggregate amount, in respect of the Company Group, of:

(a)	all cash, cash equivalents and cash deposits attributable to any member of the Company Group, including all interest accrued thereon, as recorded in the reconciled general ledger of the Company Group; and

(b)	all security bonds and deposits (including in relation to rentals).

Debt means, and without double counting, the aggregate of:

(a)	outstanding financial indebtedness owed by the Company Group to any financial institution and all fees and costs incurred in connection with early repayment of indebtedness including without limitation, break funding or swap unwinding fees or costs; plus

(b)	all dividends or other distributions declared by the Company Group but not yet paid (including any unpaid pre-completion dividend); plus

(c)	all unpaid income tax payable by the Company Group in relation to the period prior to the Effective Time; plus

(d)	80% of the Transaction Costs; plus

(e)	80% of the Short Term Incentive Amounts and 80% of the Long Term Incentive Amounts payable to Key Employees inclusive of all PAYE and any other applicable on-costs (as set out in Column D of Schedule 12); plus

(f)	any outstanding obligations under any outstanding loans of the Company Group with a Related Party (net off with any amounts receivable by the Company Group from any Related Party); plus

(g)	any outstanding obligations under any equipment, capital or asset leasing or similar arrangement which, in accordance with AASB117 is classified as a finance lease; plus

(h)	70% of the vested long service leave balance (inclusive of on-costs); plus

(i)	50% of the Premium; plus

(j)	70% of any other bonus amounts (other than the Short Term Incentive Amounts and Long Term Incentive Amounts) owing to employees of the Company Group in respect of the period up to and including the Effective Time; but excluding:

(k)	amounts owing from a member of the Company Group to any other member of the Company Group (which for the avoidance of doubt should be net to nil);

(l)	trade payable amounts in the ordinary course of the business;

(m)	lease liabilities that would be recognised as a liability under AASB 16: Leases but not under AASB 117.

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Estimated Cash Balance means the Seller's good faith estimate of the Actual Cash Balance, delivered 2 Business Days prior to the Completion Date.

Estimated Working Capital Adjustment means the Seller’s good faith estimate of the Actual Working Capital, delivered 2 Business Days prior to the Completion Date, minus the Target Working Capital.

Final Adjustment Amount means the aggregate of the:

(a)	Actual Cash Adjustment Amount;

(b)	Actual Working Capital Adjustment Amount;

each of which may be a positive or negative number.

Independent Accountant means a partner of an internationally recognised accounting firm, which is independent of the Seller, the Company and the Purchaser, with at least 10 years post qualification experience as an accountant and has the requisite knowledge and expertise in determining completion adjustment disputes.

Target Working Capital means $25,151,000

Transaction Costs means all third party costs, fees and expenses (exclusive of GST and input tax credits) due and payable (but unpaid, as at the Effective Time) by any Group Company in connection with the (but excluding the Short Term and Long Term Incentive Amounts), including the negotiation, preparation, execution and completion of this Transaction. For the avoidance of doubt, this excludes any costs associated with the preparation, review and agreement of the Adjustment Statement.

2.	Preparation of Adjustment Statement

(a)	Within 30 Business Days after Completion, the Purchaser must cause the Company to prepare, at the cost of the Company and in accordance with the requirements of paragraph 2(b), and deliver to the Seller a draft Adjustment Statement (with reasonable support and calculations to enable the Seller to review the Adjustment Statement).

(b)	The Adjustment Statement must be prepared so that:

(i)	it sets out the balance for each line item as at the Effective Time;

(ii)	it is in the format set out in Part C of this Schedule 5;

(iii)	it is prepared in accordance with the Adjustment Statement Principles;

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(iv)	items are defined with reference to the general ledger account numbers as set out in Part C of this Schedule 5, and no new GL Codes are to be created unless consistent in nature with the existing account numbers; and

(v)	it states:

(A)	the Actual Cash Balance;

(B)	the Actual Cash Adjustment Amount;

(C)	the Actual Working Capital Adjustment;

(D)	the Working Capital Adjustment; and

(E)	the Final Adjustment Amount.

(vi)	The Purchaser must provide the Seller with all reasonable assistance including access to all books and records in the Company Group’s possession or control that the Seller does not hold and that are reasonably required by the Seller to enable the Seller to review the draft Adjustment Statement including:

(A)	access of employees of the Company Group;

(B)	copies of the documents relevant to the calculation of any of the line items set out in the Adjustment Statement; and

(C)	access to all books and records that the Seller does not hold that are reasonably required by the Seller to enable it to review, test and verify the Adjustment Statement.

3.	Final Adjustment Amount

(a)	If the Final Adjustment Amount is:

(i)	a negative number, then on the Adjustment Date the Seller must pay to the Purchaser an amount equal to Final Adjustment Amount; or

(ii)	a positive number, then on the Adjustment Date the Purchaser must pay to the Seller an amount equal to the Final Adjustment Amount.

4.	Payment of adjustments

(a)	The Final Adjustment Amount is payable in cash only.

(b)	No interest will accrue on the Final Adjustment Amount between the Completion Date and the Adjustment Payment Date.

(c)	If any amount remains unpaid on or after the Adjustment Payment Date, interest at the rate of 8% per annum will accrue on the unpaid amount from and including the Adjustment Payment Date until the date of payment with respect to that amount.

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5.	Costs

Subject to paragraph 6.4(j), the Seller must pay its own costs related to the review of the Adjustment Statement.

6.	Adjustment Statement disputes

6.1	Disputes notification process

(a)	The Seller must notify the Purchaser within 20 Business Days of receipt of the documents referred to in paragraph 2 of any dispute as to the Adjustment Statement (Adjustment Statement Dispute).

(b)	When giving notice of an Adjustment Statement Dispute the Seller may request, and the Purchaser must provide within 10 Business Days of being notified of that request:

(i)	copies of the documents relevant to the calculation of any of the line items set out in the Adjustment Statement; and

(ii)	access to all books and records that the Seller does not hold that are reasonably required by the Seller to enable it to review, test and verify the Adjustment Statement.

(c)	Any notice of an Adjustment Statement Dispute given by the Seller must state the amounts and reasons for the dispute in reasonable detail.

6.2	Deemed Acceptance

The Seller will be deemed to have accepted the Adjustment Statement and the amounts set out in the Adjustment Statement will be deemed to be final and conclusive if:

(a)	the Seller fails to notify the Purchaser of any Adjustment Statement Dispute within 20 Business Days of the Purchaser delivering the Adjustment Statement in accordance with paragraph 2(a); or

(b)	the Seller notifies the Purchaser that it has no objection to the Adjustment Statement.

6.3	Resolution of Dispute

(a)	If the Purchaser and Seller are able to resolve all of the items of the Adjustment Statement Dispute within 20 Business Days after the Seller notifies the Purchaser of the dispute under paragraph 6.1(a), the adjustments agreed between the Purchaser and Seller will be final and conclusive.

(b)	If the Purchaser and Seller are not able to resolve all of the items of the Adjustment Statement Dispute within 20 Business Days (or such longer period as may be agreed in writing by the parties) then the parties must refer the unresolved items of the Adjustment Statement Dispute (Unresolved Disputed Items) dispute to the Independent Accountant for determination in accordance with paragraph 6.4.

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(c)	The parties must select the Independent Accountant jointly and if the Seller and the Purchaser cannot agree on an Independent Accountant within 5 Business Days, then either the Purchase and the Seller may request the Chair of the Resolution Institute to nominate an appropriate person to act as the Independent Accountant to resolve the dispute

6.4	Independent Accountant

The appointed Independent Accountant must determine the dispute on the following basis:

(a)	the Independent Accountant must act as expert and not as arbitrator;

(b)	the Independent Accountant must only consider the Unresolved Disputed Items;

(c)	the Independent Accountant must determine the matter in dispute as soon as possible and in any event within 20 Business Days after their appointment;

(d)	the Purchaser and Seller:

(i)	must provide the Independent Accountant with all information the Independent Accountant reasonably requires;

(ii)	are entitled to make written submissions to the Independent Accountant;

(iii)	must provide the other with a copy of all information provided and submissions made to the Independent Accountant; and

(iv)	must not engage with any direct discussions with the Independent Accountant in the absence of the other party.

(e)	the Independent Accountant is entitled (to the extent he or she considers it appropriate) to base his or her opinion on the information provided and submissions made by the Purchaser and Seller and on the books and records of the Company Group;

(f)	the Independent Accountant may seek the advice of another expert at his or her discretion;

(g)	the Independent Accountant’s determination of any value must be in the range for such items disputed by the parties. To the extent the Independent Accountant assigns a value outside this range, the value of such items as proposed by either the Seller or the Purchaser that is closer to the value assigned by the Independent Accountant shall be used

(h)	the Independent Accountant must provide a written report to the Purchaser and Seller stating the determination of the Independent Accountant in relation to the matter in dispute;

(i)	the determination of the Independent Accountant is (in the absence of manifest error) final, conclusive and binding on the Purchaser and Seller and the Adjustment Statement will be deemed to be adjusted to reflect the determination of the Independent Accountant; and

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(j)	the costs of the Independent Accountant must be met by the Purchaser and Seller in accordance with the determination of the Independent Accountant or, failing any determination, in equal shares.

Part B  Adjustment Statement Principles

The Adjustment Statement shall be prepared in accordance with the provisions set out in this Schedule.

The following accounting principles and policies apply to the preparation of the Adjustment Statement:

(a)	the format in Part C of this Schedule 5;

(i)	In accordance with the specific accounting policies, practices, principles, procedures, methodologies, categorisations, rules, estimation techniques and procedures set out in paragraph (b) of this Part B, Schedule; and

(ii)	Subject to paragraphs (i) above, in accordance with the same accounting policies, practices, principles, procedures, methodologies, categorisations, rules, estimation techniques and procedures as were actually used in the preparation of the Management Accounts of the Company Group as at the Management Accounts Date (including in relation to the exercise of accounting discretion and judgement); and

(iii)	Subject to paragraphs (i) and (ii) above, in accordance with the Accounting Standards in force as at the Effective Time.

For the avoidance of doubt, paragraph (i) shall take precedence over paragraphs (ii) and (iii), and paragraph (ii) shall take precedence over paragraph (iii).

(b)	Specific principles, policies and procedures

(i)	Categories: Subject to any other specific requirements set out in the Specific Policies, the Adjustment Statement will include only the assets and liabilities which are accounted for within the balance sheet line items set out in Part C, Schedule 5. No other categories of assets or liabilities will be included in the Adjustment Statement.

(ii)	Consolidated financial statements: the Adjustment Statement will reflect the consolidated position of the Company Group. A full reconciliation shall be performed of intercompany amounts between the Group Companies and any unreconciled intercompany balances shall be written off.

(iii)	Actual Cash Balance, to be prepared in accordance with the Adjustment Statement Principles: is to be calculated at the Effective Time using only those general ledger codes (and other line items, if any) set out in the table headed “Actual Cash Balance” in Part C of this Schedule 5, and otherwise in accordance with this Schedule 5. For the avoidance of doubt, any Cash or Debt that exists at the Effective Time will be included in the value of the Actual Cash Balance.

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(iv)	Actual Working Capital: is to be calculated at the Effective Time using only those general ledger codes (and other line items, if any) set out in the table headed “Actual Working Capital” in Part C of this Schedule 5, and otherwise in accordance with this Schedule 5.

(v)	BAU: The Adjustment Statement shall be prepared on the basis that the Company Group is a going concern, on a ‘business as usual’ basis and on the assumption that the Company Group has not undergone a change of ownership. No change in the valuation of the assets and liabilities of the Company Group arising as a result of Completion nor the change of control of the Company Group shall be reflected in the Adjustment Statement, including any effect as a result of aligning any accounting policies of the Company Group with those of the Purchaser.

No adjustment, provision, charge, reserve or write off will be included in the Adjustment Statement in respect of any costs, liabilities or charges incurred after the Effective Time (unless this arises out of a commitment or obligation of the Company Group made before the Effective Time):

(A)	as a consequence of the change of ownership of the Company Group; or

(B)	arising from any change in strategy, direction or priority in relation to the business of the Company Group which results from a change of ownership of the Company Group; or

(C)	in respect of any reorganisation, restructuring of the Company Group or any of its assets or any undertakings or obligations by any person after Completion.

(vi)	No double counting: There will be no double counting (whether positive or negative) of any item in the Adjustment Statement.

(vii)	Actual Working Capital AUD/FX: The Actual Working Capital balances shall be prepared in Australian dollars. With the exception of Inventory which is valued at a standard foreign exchange rate (paragraph (x)), Actual Working Capital balances in the Adjustment Statement denominated in US dollars and New Zealand dollars will be converted into Australian dollars at 0.778 and 1.073 respectively.

(viii)	Actual Cash Balance AUD/FX: The Actual Cash Balance shall be prepared in Australian dollars. The Actual Cash Balance denominated in a currency other Australian dollars will be converted into Australian dollars at the midpoint Australian dollar spot rate of exchange applicable to such other currency as quoted by Bloomberg at or about 10:00am (Sydney time) on the Completion Date.

(ix)	Subsequent events: whilst the Adjustment Statement is to be drawn up as at the Effective Time, subject to any other specific requirements set out in the Specific Policies in this paragraph (b), it shall take into account information in respect of “Adjusting Events” as defined in AASB Standard 110 “Events after the Reporting Date” up until the Purchaser has delivered the draft Adjustment Statement to the Seller (Cut-Off Time).

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(x)	Inventory: the standard cost of inventory (including the system FX rate of USD/AUD 0.77) will not be amended in the Adjustment Statement from that applied in the Management Accounts as 30 April 2021.

(xi)	Provision for inventory obsolescence: A provision for obsolete Inventory shall be deducted from the value of Inventory. This provision for obsolete inventory shall be calculated on the same basis applying the same methodology detailed in Virtual Data Room documents 2.2.2.5 and 2.2.2.6 and 2.2.2.8 that is:

(A)	100% of damaged and therefore unsaleable (due to damage) stock identified during the stock take undertaken in accordance with Part D of this Schedule 5; plus

(B)	100% of Obsolete stock at the Effective Time; plus

(C)	One third of value in “C” class and “Non-stocked” items at the Effective Time; whereby:

The classifications shall be as deemed by management of the Company Group prior to Completion (as deemed by management on a consistent basis with the Management Accounts) and:

“Obsolete stock” refers items no longer purchased or replenished by the Company Group and are not expected to be sold with due regard to past and forecast sales at the Effective Time. “C” class stock refers to a Netsuite system generated stock classification comprising stocked items which represent 4% or less of historical or future forecast sales values. “Non-stocked” refers to bespoke items which were ordered based on specific customer orders and are not expected by management to be fully sold.

There shall no double counting with regard to the inventory which is subject to a provision under paragraphs (A), (B) or (C) above. That is, an item of inventory can not be subject to more than one provision. There shall be no other provision or allowance against stock or inventory in the Adjustment Statement.

(xii)	Debtors: No provision shall be recognised against the debtor or receivables balance in the Adjustment Statement except for the higher of the following:

(A)	a general provision of 1.0% of the total trade debtors balance (excluding any amounts receivable between Company Group members or from a Related Party) at the Effective Time; or

(B)	a specific provision of 100% of the value (net of GST or sales tax as applicable) of all trade debtors owing from parties, that as at the Cut-Off Date, are in administration, receivership or liquidation.

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(xiii)	Warranty provision: there will be no change to the warranty provision of $234,000 recognised as at 31 March-21 (which shall be included in Actual Working Capital).

(xiv)	Taxes (to be offset by R&D tax refund): All tax balances shall be calculated and recognised by the Company Group as at the Effective Time as if these were being prepared as at a year-end. The tax liability will be offset by an estimate of the current fiscal year’s R&D tax refund.

(xv)	Accrued short term incentive payment: No provision will be included in the Adjustment Statement in respect of any incentive scheme except where that scheme was introduced prior to Completion. Incentive accruals which bridge the Completion Date will be calculated on a pro-rata basis, based on the performance against the incentive target up to the Effective Time.

(xvi)	Annual leave: Any provisions for annual leave to be included in the Adjustment Statement shall be calculated applying the same methodologies and assumptions used in the preparation of the Management Accounts.

(xvii)	Related party loans: no amount shall be included as a liability in the calculation of the Actual Cash Balance or the Adjustment Statement in respect of any amounts owed to the Seller or a Related Party by the Company Group, except to the extent the amounts have been settled in cash to the Seller after the Effective time but prior to the Cut-Off Time.

(xviii)	Goods Received Not Invoiced: No accrual or provision for stock in transit or for ‘goods received not invoiced’ (ie ‘GRNI accrual’) shall be included in the Adjustment Statement unless and to the extent that the related stock has been recognised as an asset and included in the Adjustment Statement.

(xix)	Leases: the Adjustment Statement shall be prepared in accordance with AASB 117: Leases. The revised accounting standard, AASB 16 Leases, shall not be taken into account in preparation of the Adjustment Statement.

(xx)	Exclusions: No amount relating to any of the following shall be recognised or included for any purpose relating to the Adjustment Statement:

(A)	the costs incurred by the Purchaser (or, after Completion, the Group) or charged by the Purchaser to the Company Group in connection with the Transaction;

(B)	any liability in relation to any matters which are covered by a Specific Indemnity (including the Oztent Dispute Matters)

(C)	deferred tax assets and deferred tax liabilities;

(D)	fixed assets and non-current assets (including intangible assets, property, plant and equipment, right of use assets);

(E)	any 'contingent liability' (as defined in accordance with AASB 137), or any general provisions or general accruals unless a liability was also included in the calculation of Target Working Capital in which case the same liability will also be included in the Adjustment Statement (unless it has since been settled by the Effective Time);

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(F)	any provision for long service leave that is not vested as at the Effective Time;

(G)	make good, dilapidation or onerous lease provisions; and

(H)	any legal or environmental provisions.

(xxi)	Intercompany profit in inventory: The value of inventory included in the Adjustment Statement shall exclude any profit margin generated from the sale of inventory between members of the Company Group.

(xxii)	Stock take: the parties agree that the stock and inventory volumes as at the Effective Time included in the Adjustment Statement will reflect the stock sheets prepared in accordance with Part D of this Schedule 5. If the stock take carried out in accordance with Part D of this Schedule 5 was performed at a time other than the Effective Time then the results of the stock take will be rolled forward or backwards as appropriate to reflect inventory and stock that was purchased, consumed or sold in the period between the time of the stock take and the Effective Time.

(xxiii)	Non-cash provision releases: when preparing the Adjustment Statement, accrual or provision balances that were recognised in the Management Accounts at April 2021 can only be reduced by relevant cash payments made in the period since 30 April 2021 or if the liability is reclassified or captured elsewhere in the Adjustment Statement, or if there has been a change in factual circumstances and it represents a bona fide re-estimation of such accrued expenses in a manner consistent with the practice ordinarily undertaken by the Company Group in preparing its monthly management accounts (as opposed to changes in judgement or a mere passage of time). Except for the above, any reduction to the value of accruals or provisions due to reassessment or new judgement of the liability’s carrying value will be reversed for the purpose of preparing the Adjustment Statement. For the avoidance of doubt this clause is designed to ensure that the Seller does not have a working capital adjustment in its favour due to the fact that the Company Group has released accruals or provisions that were present at 30 April 2021.

(xxiv)	Actual Working Capital: The value of Actual Working Capital shall exclude:

(A)	any assets (debit balances) of Cropley Holdings Pty Ltd or Roof Rack City (NSW) Pty Ltd; and

(B)	Provision for long service leave; and

(C)	Employee bonuses, Total Short Term Incentives and Total Long Term Incentives; and

(D)	Transaction Costs.

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Schedule 6	Additional Consideration

1.	Definitions

In this Schedule 6:

(a)           a reference to a ‘paragraph’ is a reference to a paragraph in this Schedule 6;

(b)           capitalised terms used but not defined in this Schedule 6 have the meanings given (if any) in clause 1.1;

(c)           the following terms have the following meanings:

AC Exchange Rate means:

(i)	for the purposes of determining Net Sales of Rhino-Rack USA LLC, the $A exchange rate for USD;

(ii)	for the purposes of determining Net Sales of Rhino-Rack Canada Ltd, the $A exchange rate for Canadian dollars; and

(iii)	for the purposes of determining Net Sales of Rhino-Rack NZ Ltd, the $A exchange rate for New Zealand dollars,

in each case, denominated in A$ and as published by the Reserve Bank of Australia on 30 June 2022.

FY22 means the 12-month period ending on 30 June 2022.

Independent Accountant means a partner of an internationally recognised accounting firm, which is independent of the Seller, the Company and the Purchaser, with at least 10 years post qualification experience as an accountant.

Net Sales means the gross sales, calculated in accordance with the Accounting Standards and on the same basis as the Management Accounts, of each member of the Company Group and any additional territories or entities added before the end of FY22 less discounts, returns and rebates and for each Company Group member where Net Sales are denominated in a currency other than Australian Dollars, the amount shall be converted into Australian dollars at the AC Exchange Rate.

Validation Period means 30 days after 30 June 2022.

2.	Additional Consideration

2.1	Obligations to Pay

In addition to the Completion Payment, the Purchaser must pay the Seller the Additional Consideration, on the terms set out in this paragraph 2.

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2.2	Payment of Earn Out Payment Amount

The Additional Consideration must be paid in cash.

2.3	Additional Consideration Threshold

The Additional Consideration will be payable only if the Net Sales for FY22 is at least $140,000,000 (Additional Consideration Threshold).

3.	Logistics

(a)	Within the Validation Period the Purchaser must calculate whether the Additional Consideration Threshold was reached and must provide to the Seller a copy of that calculation and all relevant working papers and reasonable financial information relevant to the calculation of the Net Sales together with an assurance opinion by the Purchaser’s external accountant (if requested by the Seller) stating that Net Sales has been reviewed by the external accountant and in its opinion it has been calculated in accordance with the provisions of this Schedule 6, (Information) by no later than 5 Business Days after the end of the Validation Period. The costs of the external accountant will be borne by the Purchaser.

(b)	The Purchaser acknowledges that the Seller may disclose the Information to its professional advisers for the purposes of discussing the Information and seeking advice regarding the calculation of Net Sales and related items and for the purposes of any dispute under this Schedule 6.

(c)	The Seller will have 20 Business Days to review the Information after that information has been delivered to the Seller. If, within 10 Business Days of receipt of the Information, the Seller notifies the Purchaser that it disputes any aspect of the Information and specifies:

(i)	the items that it disputes;

(ii)	the grounds on which it disputes the item in reasonable detail; and

(iii)	the proposed adjustment to the item, the Seller and the Purchaser must use their respective best endeavours to resolve the dispute within 10 Business Days after that notification.

(d)	If the Seller does not notify the Purchaser of any dispute within that period of 10 Business Days, or if the Seller notifies the Purchaser within that period of 10 Business Days that it has no objection to the Information, the Seller will be bound by the calculations of the Net Sales which will be final and conclusive of all relevant matters and, provided the Additional Consideration Threshold was reached, the Purchaser must pay the Additional Consideration to the Seller on the terms of this Schedule 6 by no later than 5 Business Days after the date on which notice of no objection is received from the Seller and the end of the 10 Business Day period to object.

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(e)	If the Seller and the Purchaser are able to resolve any dispute within 10 Business Days after the Seller notifies the Purchaser of the dispute under paragraph 3(b) of this Schedule 6, the amount of Net Sales with any adjustments agreed between the Seller and the Purchaser will be final and conclusive of all relevant matters and, provided the Additional Consideration Threshold was reached, the Purchaser must pay the Additional Consideration to the Seller by no later than 5 Business days after the date on which that dispute is settled.

(f)	If the Seller and the Purchaser fail to resolve any dispute within 10 Business Days after the Seller notifies the Purchaser under paragraph 3(b), the dispute must be submitted for determination by the Independent Accountant on the reference of either Seller or the Purchaser (with notice of reference to each other party).

(g)	The parties must select the Independent Accountant jointly and if the Seller and the Purchaser cannot agree on an Independent Accountant within 5 Business Days, then either the Purchase and the Seller may request the Chair of the Resolution Institute (or his/her nominee) to nominate an appropriate person to act as the Independent Accountant to resolve the dispute.

(h)	The Independent Accountant must be appointed to act on the following basis:

(i)	the Independent Accountant must act as an expert and not as an arbitrator;

(ii)	the Independent Accountant must determine the matter in dispute as soon as possible and in any event within 10 Business Days after his/her appointment;

(iii)	the Purchaser and the Seller:

A	must provide the Independent Accountant with such information as the Independent Accountant reasonably requires;

B	are entitled to make written submissions to the Independent Accountant; and

C	must provide the other with a copy of all information provided and submissions made to the Independent Accountant;

(iv)	the Independent Accountant is entitled (to the extent it considers it appropriate) to base its opinion on the information provided and submissions made by the Purchaser and the Seller and on the books and records of the Company Group;

(v)	in the absence of manifest error, the determination of the Independent Accountant is final, conclusive and binding on the Seller and the Purchaser, and the Net Sales adjusted to reflect the determination of the Independent Accountant is final and conclusive of all relevant matters; and

(vi)	the costs of the Independent Accountant must be borne by the Purchaser and the Seller in accordance with the determination of the Independent Accountant or, failing any determination, as to 50% by the Seller and 50% by the Purchaser.

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(i)	Once the determination of the Independent Accountant has been made the Purchaser must, provided the Additional Consideration Threshold was reached, pay the Additional Consideration on the terms of paragraph 2.2 to the Seller by no later than 5 Business Days after the date on which the parties are notified of the determination of the Independent Accountant.

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Schedule 7	Purchaser Parent Guarantee

1.	Consideration

The Purchaser Guarantor acknowledges that the Seller is acting in reliance on the Purchaser Guarantor incurring obligations and giving rights under the Purchaser Parent Guarantee.

2.	Purchaser Parent Guarantee

(a)	The Purchaser Guarantor unconditionally and irrevocably guarantees to the Seller the Purchaser’s compliance with the Purchaser’s obligations in connection with this Agreement, including each obligation to pay money.

(b)	If the Purchaser does not comply with those obligations on time and in accordance with this this Agreement, then the Purchaser Guarantor agrees to comply with those obligations on demand from the Seller. A demand may be made whether or not the Seller has made demand on the Purchaser.

3.	Indemnity

(a)	The Purchaser Guarantor indemnifies the Seller against any liability or loss arising from, and any costs it incurs if the Purchaser does not, or is unable to, comply with an obligation it has (including an obligation to pay money) in connection with this Agreement.

(b)	The Purchaser Guarantor agrees to pay amounts due under this Schedule 7 on demand from the Seller.

4.	Extent of guarantee and indemnity

Each of the Purchaser Parent Guarantee in paragraph 2 and the indemnity in paragraph 3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Purchaser’s obligations in connection with this Agreement. The Purchaser Guarantor waives any right it has of first requiring the Seller to commence proceedings or enforce any other right against the Purchaser or any other person before claiming from the Purchaser Guarantor under the Purchaser Parent Guarantee.

5.	Payments

The Purchaser Guarantor agrees to make payments under the Purchaser Parent Guarantee:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

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6.	Reinstatement of rights

(a)	Under any law relating to liquidation, administration, insolvency or the protection of creditors, a person may claim that a transaction (including a payment) in connection with the Purchaser Parent Guarantee or this Agreement is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(i)	the Seller is immediately entitled as against the Purchaser Guarantor to the rights in connection with the Purchaser Parent Guarantee or this Agreement to which it was entitled immediately before the transaction; and

(ii)	on request from the Seller, the Purchaser Guarantor agrees to do anything (including signing any document) to restore to the Seller any Encumbrance (including this guarantee) held by it from the Purchaser Guarantor immediately before the transaction.

(b)	The Purchaser Guarantor’s obligations under this clause are continuing obligations independent of the Purchaser Guarantor’s other obligations under the Purchaser Parent Guarantee and continue after the Purchaser Parent Guarantee ends.

7.	Costs

The Purchaser Guarantor agrees to pay or reimburse the Seller on demand for:

(a)	the Seller’s costs in making, enforcing and doing anything in connection with this guarantee including legal costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	all duties, fees, Taxes and charges which are payable in connection with the Purchaser Parent Guarantee or a payment or receipt or other transaction contemplated by it.

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Schedule 8	Richard Cropley Guarantee

1.	Consideration

Richard Cropley acknowledges that the Purchaser is acting in reliance on Richard Cropley incurring obligations and giving rights under the Richard Cropley Guarantee.

2.	Purchaser Parent Guarantee

(a)	Richard Cropley unconditionally and irrevocably guarantees to the Purchaser the Seller’s compliance with the Seller’s obligations in connection with this Agreement and any Lock-Up Agreement (each a Relevant Agreement).

(b)	If the Seller does not comply with those obligations on time and in accordance with a Relevant Agreement, then Richard Cropley agrees to comply with those obligations on demand from the Purchaser. A demand may be made whether or not the Purchaser has made demand on the Seller.

3.	Indemnity

(a)	Richard Cropley indemnifies the Purchaser against any liability or loss arising from, and any costs it incurs if the Seller does not, or is unable to, comply with an obligation it has (including an obligation to pay money) in connection with a Relevant Agreement.

(b)	Richard Cropley agrees to pay amounts due under this Schedule 8 on demand from the Purchaser.

4.	Extent of guarantee and indemnity

Each of the Richard Cropley Guarantee in paragraph 2 and the indemnity in paragraph 3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Seller’s obligations in connection with each Relevant Agreement. Richard Cropley waives any right he has of first requiring the Purchaser to commence proceedings or enforce any other right against the Seller or any other person before claiming from Richard Cropley under the Richard Cropley Guarantee.

5.	Payments

Richard Cropley agrees to make payments under the Richard Cropley Guarantee:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

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6.	Reinstatement of rights

(a)	Under any law relating to liquidation, administration, insolvency or the protection of creditors, a person may claim that a transaction (including a payment) in connection with the Richard Cropley Guarantee or a Relevant Agreement is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(i)	the Purchaser is immediately entitled as against Richard Cropley to the rights in connection with the Richard Cropley Guarantee or the Relevant Agreement to which it was entitled immediately before the transaction; and

(ii)	on request from the Purchaser, Richard Cropley agrees to do anything (including signing any document) to restore to the Purchaser any Encumbrance (including this guarantee) held by it from Richard Cropley immediately before the transaction.

(b)	Richard Cropley’s obligations under this clause are continuing obligations independent of Richard Cropley’s other obligations under the Richard Cropley Guarantee and continue after the Richard Cropley Guarantee ends.

7.	Costs

Richard Cropley agrees to pay or reimburse the Purchaser on demand for:

(a)	the Purchaser’s costs in making, enforcing and doing anything in connection with this guarantee including legal costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	all duties, fees, Taxes and charges which are payable in connection with the Richard Cropley Guarantee or a payment or receipt or other transaction contemplated by it.

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Schedule 9	Purchaser Warranties

(a)	The Purchaser is a corporation duly incorporated, organised and subsisting under the laws of Australia.

(b)	The Purchaser is not subject to an Insolvency Event.

(c)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement a and to complete the transactions to be completed by the Purchaser contemplated by it and the consummation of the transactions contemplated under this Agreement have been duly and validly authorised and approved by all necessary corporate action on the part of the Purchaser.

(d)	This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy and insolvency laws, any necessary stamping and registration, and to equitable remedies being always in the discretion of a court.

(e)	The entry into, delivery and performance by the Purchaser of this Agreement does not breach:

(i)	any material obligation of the Purchaser;

(ii)	any applicable law; or

(iii)	the constituent documents of the Purchaser.

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Schedule 10	Purchaser Guarantor Warranties

(a)	The Purchaser Guarantor is a corporation duly incorporated, organised and subsisting under the laws of Delaware, USA.

(b)	The Purchaser Guarantor is not subject to an Insolvency Event.

(c)	The Purchaser Guarantor has good and sufficient power, authority and right to enter into and deliver this Agreement or the Lock Up Agreement and to complete the transactions to be completed by the Purchaser Guarantor contemplated by it (including the issuance of the Consideration Shares) and the consummation of the transactions contemplated under this Agreement (including the issuance of the Consideration Shares) or the Lock Up Agreement have been duly and validly authorised and approved by all necessary corporate action on the part of the Purchaser Guarantor.

(d)	This Agreement and the Lock Up Agreement constitute a valid and legally binding obligation of the Purchaser Guarantor, enforceable against the Purchaser Guarantor in accordance with its terms subject to applicable bankruptcy and insolvency laws, any necessary stamping and registration, and to equitable remedies being always in the discretion of a court.

(e)	The entry into, delivery and performance by the Purchaser Guarantor of this Agreement does not breach:

(i)	any material obligation of the Purchaser Guarantor;

(ii)	any applicable law, including under the FIRB Act; or

(iii)	the constituent documents of the Purchaser Guarantor.

(f)	The Consideration Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable to Seller, freely tradeable, free of any liens, claims or other encumbrances, except for restrictions on transfer provided for in the Lock-up Agreement or under the Securities Act, or other applicable securities laws. The Consideration Shares have been registered pursuant to the Registration Statement, and the Registration Statement has been declared effective by the SEC. The SEC has not issued any order preventing or suspending the effectiveness of the Registration Statement, the prospectus that is part of the Registration Statement or any part thereof, and has not instituted any proceedings with respect to such an order, and the Purchaser Guarantor is eligible to use the Registration Statement for the issuance of the Consideration Shares.

(g)	At the time of issue of Consideration Shares, no Regulatory Approval, approval by NASDAQ or approval by the shareholders of the Purchaser Guarantor will be required to issue the Consideration Shares to the Seller which will not have been obtained.

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(h)	the Purchaser Guarantor and Purchaser are members of the same Wholly-Owned Group (as defined in the Tax Act);

(i)	the Purchaser Guarantor is the ultimate holding company of the Wholly-Owned Group;

(j)	Purchaser Guarantor has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser Guarantor included in the SEC Reports fairly present in all material respects the financial position of Purchaser Guarantor and Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments; and

(k)	Purchaser Guarantor warrants that the Purchaser will have sufficient cleared funds to pay the Completion Payment at Completion.

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Schedule 11	Pre-Completion Restructure Steps

The Seller and the Company will procure that the following actions take place prior to Completion:

1.	Execution of land sale contract for the sale by Cropley Pastures of the Farm Land to Oscar Capital for valuable consideration;

2.	Sale of all of the shares on issue in Cropley Pastures by the Company to Oscar Capital for nominal consideration

3.	Transfer of all shares on issue in NZ Group Company by Seller to Company for valuable consideration;

4.	Transfer of Land Rover Discovery motor vehicle, registration DKS86R from RRA to Richard Cropley;

5.	Transfer of Toyota Land Cruiser motor vehicle, registration DWJ17Q from RRA to Richard Cropley;

6.	Transfer of boat trailer and ramp registration TR27GZ from RRA to Richard Cropley;

7.	Transfer of Telwater aluminum runabout, registration AIZ980N from RRA to Richard Cropley;

8.	Transfer of Marina Berthing with d’Albora Marina (customer account 41297) from RRA to Richard Cropley ;

9.	Release any Encumbrance attached to an asset transferred out of the Company Group;

10.	Declaration of a pre-completion dividend to the extent which:
(a)	it is necessary to satisfy any loan balance which may be owing to the Seller; and
(b)	complies with the Corporations Act.

Cropley Pastures means Cropley Pastures Pty Limited ACN 643 935 657

Farm Land means Berkuty Heights, 358 Belgravia Road, Belgravia, NSW 2800

2/746880 and Red Hill 521 Belgravia Road, Mullion Creek NSW 28001/731798.

Oscar Capital means Oscar Capital Pty Ltd ACN 649 966 736.

RRA means Rhino Rack Australia Pty Ltd ACN 122 680 639.

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Signing Page

Executed by the parties as an agreement

Executed by Oscar Aluminium Pty Ltd ACN 650 523 621 in accordance with section 127(1) of the Corporations Act 2001:

/s/Aaron J. Kuehne	/s/ Bruce Arthur Bell
Signature of Director	Signature of Director (or Company Secretary)

Aaron J. Kuehne	Bruce Arthur Bell
Print full name	Print full name

Executed by Clarus Corporation

By:	/s/ Aaron J. Kuehne

Name:	Aaron J. Kuehne

Title:	Executive Vice President and Chief Financial Officer

Executed by Cropley Nominees Pty Ltd ACN 122 680 559 in accordance with section 127(1) of the Corporations Act 2001:

/s/ Richard Oswald Cropley
Signature of Sole Director and Company Secretary

Richard Oswald Cropley
Print full name

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Signed by Richard Cropley
in the presence of:

/s/ Peter John Shaw	/s/ Richard Cropley
Signature of witness	Signature of Richard Cropley

Peter John Shaw
Name of witness (please print)

Signed by Hugh Cropley
in the presence of:

/s/ Peter John Shaw	/s/ Hugh Cropley
Signature of witness	Signature of Hugh Cropley

Peter John Shaw
Name of witness (please print)

Signed by Oliver Cropley
in the presence of:

/s/ Peter John Shaw	/s/ Oliver Cropley
Signature of witness	Signature of Oliver Cropley

Peter John Shaw
Name of witness (please print)

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